UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant [×]Filed by a Party other than Registrant □

Check the appropriate box:

□Preliminary Proxy Statement

□Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[×]Definitive Proxy Statement

□Definitive Additional Materials

□Soliciting Material Pursuant to §240.14a-12

EVANS BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[×]No fee required.

□Fee paid previously with preliminary materials.

□Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EVANS BANCORP INC.

2023 Notice of Annual Meeting of Shareholders & Proxy Statement

I am once again proud to report on the outstanding efforts and responsiveness of our team in successfully adapting to rapidly shifting economic conditions and environments during 2022. Evans delivered strong performance driving full year net income of $22.4 million and  commercial loan growth of 9%. These results approached last year’s record earnings, despite having to replace nearly $9 million in non-recurring fee income received in 2021 from the Bank’s extensive participation in the Paycheck Protection Program.

The economy opened 2022 with tremendous liquidity provided by government stimulus remaining at financial institutions, and very little opportunity to utilize this liquidity for investment in an extremely low interest rate environment.    Given inflationary pressures and macro-economic challenges from ramping supply inputs such as labor, oil, building supplies and housing, as well as the Russian invasion of Ukraine, the Federal Reserve embarked on an historic level of interest rate tightening that raised short-term interest rates 425 basis points in seven actions taken from March to December.  This unprecedented level of tightening resulted in an inverted yield curve, which has historically foreshadowed potential recession.  Interest margins expanded as rates for loans increased and deposit costs stayed modest until late in the third quarter. Loan yields rose and outstripped the levels of deposit increases for several quarters until interest rates reached a level that challenged and slowed commercial real estate projects and residential mortgages.

Overall, the Bank successfully weathered and performed in this environment, delivering record commercial loan originations of $365 million at significantly improved rates, driving the yield on earning assets in the loan portfolio to 4.88%.

2022 was also a solid year in our insurance business with 6% commercial insurance growth and 2% personal  lines growth, offsetting the loss of revenue from the discontinued operations of our insurance claims services business in 2021. We saw strong  account retention, price hardening,  and a good level of new business attraction.

While we  continued to make investments in strategic focus areas, we also worked hard throughout the year to pursue efficiencies and deliver disciplined expense management to enhance returns. This included further utilization of technology to refine back-office  processes along with greater client-facing solutions centered on speed, flexibility and efficiency.  We completed our branch optimization project in the third quarter, which included consolidating two branches in the southern area of our footprint, closing a branch in Rochester, and converting a downtown Buffalo location back to a loan production office. The merger of the two branches has been very successful as the combined larger branch is more efficient. Importantly, there has been no material adverse customer impact as a result of these changes.

The net result of our efforts can be seen in our efficiency ratio (the percentage of expense required to deliver $1 of income), which was 62.9% in the fourth quarter, our lowest level in more than 10 years. It is important for us to  remain focused on expense management  and efficiency in order to scale the organization with appropriate returns.

This past year was Evans’ largest yet in terms of philanthropy, as we made $400,000 in charitable contributions.  This included $100,000 to the Buffalo Together 5/14 Community Response Fund, established in collaboration with local funding organizations, 100 local and national foundations and corporations, and over 2,000 community members after the mass shooting and killing of ten innocent people in a racist attack in East Buffalo.  The fund was created to address systemic and structural issues related to racism and a lack of investment that has harmed communities of color.  Of our total contributions last year, nearly 80% was directed toward underserved communities and organizations serving low and moderate-income residents.

Another area where strides were made this past year was our efforts and commitment toward Inclusion, Diversity, Equity and Awareness as the Bank focused on driving the overall development, implementation, and communication of our Inclusive Strategic Plan. Overall, a 13% increase in ethnic minority associates was realized through concentrated recruitment efforts.  As part of a culture of equity and inclusion, we continue to achieve pay parity between genders for those who identify as male or female, and across race and ethnic backgrounds.  We have also been successful expanding our supplier diversity program to ensure that minority and women-owned businesses were bidding on and securing business from Evans and are ahead of our 5-year goals in all initiatives. (Additional information on our efforts is included herein in the Corporate Social Responsibility Section of this report.)

The Company has continued to focus on shareholder returns. For the year, dividends totaled $1.26 per share, which was up 5% over 2021 and equated to a yield of 3.2%. Along with share repurchases of $4.1 million and dividends paid, approximately $11 million was returned to shareholders during 2022.

We have always believed that talent and culture are differentiators for Evans. Our achievements to-date are the result of a committed and dedicated group of professionals who have responded to market and industry challenges and continue to serve our clients, community, and shareholders. We are working diligently to appropriately and equitably compensate our associates for their efforts and to provide the benefits and resources that allow them to thrive personally and professionally.

As we enter 2023, the focus will continue to be on customer acquisition and relationship management, growth in loans, and optimizing operational efficiency and expense management to deliver returns.  These efforts will play out against expected headwinds caused by rising interest rates, pricing competition, and potential recessionary effects.  We believe our value lies in our community-based, customer-centric model which allows us to support, serve, and grow our client base in all economic environments.

On behalf of our Board of Directors and associates, we thank our clients for your continued loyalty and trust and our shareholders for your support and confidence in our company.

Sincerely,

Notice of Annual Meeting of Shareholders

Date	May 2, 2023

Time	9:00 a.m. EST

Location	Virtual Meeting: meetnow.global/MGM7HHY

Record Date	March 7, 2023

Items of Business

(1)To elect the five nominees named in the Proxy Statement as directors of the Company, each for a three-year term and until his or her successor is elected and qualified.

(2)To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.

(3)To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

(4)To act upon such other business as may properly come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 2, 2023

The Board of Directors has fixed the close of business on March 7, 2023 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

You may access the Annual Meeting by visiting meetnow.global/MGM7HHY.   By attending the meeting virtually, you will be able to participate in the Annual Meeting, including voting and asking questions.

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Registered shareholders can attend and vote at the Annual Meeting by logging in with their voter control number. The control number can be found on the proxy card, notice, or email you previously received.

Shareholders who hold their shares through an intermediary, such as a bank or broker, must register in advance to vote and/or ask questions at the Annual Meeting. To register, shareholders must submit proof of your proxy power (legal proxy) reflecting their Evans Bancorp, Inc. holdings along with their name and email address to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 30, 2023. Shareholders will receive a confirmation email with a control number from Computershare regarding their registration.

Whether or not you plan to attend the Annual Meeting virtually, you are encouraged to vote in advance of the Annual Meeting. Registered shareholders can vote shares online, by telephone or by regular mail in advance of the Annual Meeting. To access your proxy materials and vote online, please visit www.envisionreports.com/EVBN and follow the instructions. If you wish to vote by telephone, please call 1-800-652-8683 using a touch-tone phone and follow the prompted instructions. You may also vote by mail by requesting a paper proxy card. Shareholders who hold their shares through an intermediary, such as a bank or broker, should follow voting instructions provided by the intermediary.

By Order of the Board of Directors

Michelle A. Baumgarden

Secretary

Williamsville, New York

March 22, 2023

Table of Contents

Proxy Summary
General Information	Voting Securities	4
	Voting Required and Board Recommendations	5
	Plurality Vote—Proposal I	5
	Majority Vote—Proposals II and III	5
	Abstentions and Broker Non-Votes	5
	Security Ownership of Management and Certain Beneficial Owners	5

Delinquent Section 16(a) Reports		8
Proposal I—Election of Directors	Required Vote	9
	Information Regarding Directors, Director Nominees and Executive Officers	10
	Nominees for Director	12
	Directors Continuing in Office and Executive Officers	15
Corporate Governance	Independence of Directors	22
Board of Director Committees		24
Director Compensation		29
Evans Bank Corporate Social Responsibility Report 2022		31
Human Resource and Compensation Committee Interlocks and Insider Participation		38
Human Resource and Compensation Committee Report		39

Executive Compensation	Compensation Discussion and Analysis	40
	Executive Summary	40
	Executive Compensation Philosophy	42
	Employment and Change in Control Agreements with our NEOs	55
	Pay Versus Performance Table	63

Transactions with Related Persons		65
Audit Committee Report		66
Independent Registered Public Accounting Firm		67
Proposal II — Advisory Vote on the Compensation Paid to the Company’s Named Executive Officers	General	68
	Non-Binding Resolution	68
	Required Vote	68

Proposal III — Ratification of the Appointment of Independent Registered Public Accounting Firm	Required Vote	69
	Other Matters	69

Shareholder Proposals for 2024 Annual Meeting of Shareholders		70

Proxy Summary

Annual Meeting of Shareholders

Date & Time	Location	Record Date
May 2, 2023 at 9:00 a.m. EST	Virtual Meeting meetnow.global/MGM7HHY	March 7, 2023

Matters to be Voted Upon

Item	Board Recommendation	Page
1.To elect the five nominees named in the Proxy Statement as directors of the Company, each for a three-year term and until his or her successor is elected and qualified.	✔ FOR	9

2.To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.	✔ FOR	68

3.To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.	✔ FOR	69

How to Vote as a Registered Shareholder

Mail	Phone	Internet

request, complete and return a paper proxy card	toll-free 1-800-652-8683 within the USA, US territories and Canada	www.envisionreports.com/EVBN

At the Virtual Meeting

by electronic vote at the virtual meeting

EVANS BANCORP, INC.

6460 Main Street

Williamsville, NY 14221

Proxy Statement

Dated March 22, 2023

For the Annual Meeting of Shareholders to be held May 2, 2023

General Information

This Proxy Statement is furnished to the shareholders of Evans Bancorp, Inc., a New York corporation (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually at meetnow.global/MGM7HHY on Tuesday, May 2, 2023 at 9:00 a.m. EST and at any adjournments thereof.

Shares of common stock represented by a properly executed proxy will be voted in the manner instructed, or if no instructions are indicated, “FOR” the election of the director nominees named therein, “FOR” the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, and “FOR” ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for fiscal year 2023. A proxy may be revoked at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting at the meeting. Any shareholder of record may vote at the Annual Meeting, whether or not he or she has previously given a proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the meeting. If you are a beneficial owner of shares held in street name and you wish to vote at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

The enclosed proxy is being solicited by the Board of Directors of the Company. The total cost of solicitation of proxies in connection with the Annual Meeting will be borne by the Company.

Internet Availability of Proxy Materials

We are relying upon a U.S. Securities and Exchange Commission rule that allows us to furnish proxy materials to shareholders over the Internet. As a result, on or about March 22, 2023, we sent by mail or e-mail a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Shareholders, over the Internet and how to vote. Internet availability of our proxy materials is designed to expedite receipt by shareholders and lower the cost and environmental impact of our Annual Meeting. However, if you received such a notice and would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials.

If you received your proxy materials via e-mail, the e-mail contains voting instructions, including a control number required to vote your shares, and links to the Proxy Statement and the Annual Report to Shareholders on the Internet. If you received your proxy materials by mail, the Notice of Annual Meeting, Proxy Statement, proxy card and 2022 Annual Report on Form 10-K are enclosed.

If you hold our common stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions for each in order to vote all of your shares of our common stock.

www.edocumentview.com/EVBN

Important Notice Regarding the Availability of Proxy Materials

for the 2023 Annual Meeting of Shareholders to be Held on May 2, 2023:

Our Proxy Statement and 2022 Annual Report on Form 10-K are available at www.edocumentview.com/EVBN

General Information

Questions and Answers About Our Annual Meeting

Q.Why Did I Receive this Proxy Statement?

Our Board is soliciting your proxy to vote at the meeting because you were a shareholder of our Company as of March 7, 2023, the Record Date, and are entitled to vote.

This Proxy Statement summarizes the information you need to know in order to cast a vote at the meeting.

Q.What Am I Voting On?

You are voting on three items:

•election of directors named in this Proxy Statement

•approval, by a non-binding advisory vote, of the compensation paid to the Company’s named executive officers (“Say on Pay”)

•ratification of the appointment of Crowe LLP as our independent registered public accounting firm for fiscal year 2023

Q.How Do I Vote?

Shareholders of record – registered shareholders

If you are a shareholder of record, there are four ways to Vote:

By Telephone	By Internet	By Mail	At the Virtual Meeting

toll-free 1-800-652-8683 within the USA, US territories and Canada	www.envisionreports.com/EVBN	request, complete and return a paper proxy card	by electronic vote at the virtual meeting

Street name holders

Shares of our common stock that are held in a brokerage account in the name of the broker or by a bank, trustee, or other nominee are held in “street name.” If your shares are held in street name, you should follow the voting instructions provided by your broker, bank, trustee, or other nominee. If you hold your shares in street name and wish to vote at the meeting, please obtain instructions on how to vote at the meeting from your broker, bank, trustee or other nominee.

Q.What Are the Voting Recommendations of the Board of Directors?

Matter	Board Recommendation

Election of the five directors named in this Proxy Statement	FOR EACH NOMINEE

Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers (“Say on Pay”)	FOR

Ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for fiscal year 2023	FOR

If you return a properly executed proxy card without instructions, the persons named as proxies will vote your shares in accordance with the recommendations of our Board.

General Information

Q.Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your signed paper or electronic proxy gives authority to the proxy holders, with full power of substitution, to vote your shares at their discretion.

Q.Why Haven’t I Received a Printed Copy of the Proxy Statement or Annual Report?

We are taking advantage of Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareholders via the Internet. This allows us to avoid printing and mailing proxy materials to shareholders who prefer to review the materials online. If you received a Notice of Internet Availability of Proxy Materials, or “Notice,” by mail, you will not receive a printed copy of the proxy materials, unless you submit a specific request.

The Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of the proxy materials, you should follow the instructions for requesting these materials included in the Notice. We plan to mail the Notice to shareholders on or about March 22, 2023.

Q.Who Can Attend the Annual Meeting Virtually?

Any Evans Bancorp, Inc. shareholder as of the close of business on the Record Date may attend the virtual meeting. To participate in the Annual Meeting, visit meetnow.global/MGM7HHY.

You will need the control number included in the shaded box on your Notice of Internet Availability of Proxy Materials on your proxy card or on the instructions that accompanied your proxy materials.  The meeting will begin promptly at 9:00 a.m. Eastern Time on May 2, 2023.  We encourage you to access the meeting prior to the start time leaving ample time for check in.

Shareholders who hold their shares through an intermediary, such as a bank or broker, must register in advance to vote and/or ask questions at the Annual Meeting. To register, shareholders must submit proof of proxy power (legal proxy) reflecting their Evans Bancorp, Inc. holdings along with their name and email address to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 30, 2023. Shareholders will receive a confirmation email with a control number from Computershare regarding their registration.

Q.Who Is Entitled to Vote at the Meeting?

Only shareholders of record at the close of business on the Record Date of March 7, 2023 are entitled to receive notice of and to participate virtually in the Annual Meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or at any postponement or adjournment thereof.

Q.How Many Votes Do I Have?

You will have one vote for each share of our common stock you owned at the close of business on the Record Date.

Q.What Constitutes a Quorum for the Annual Meeting?

The presence of the holders of a majority (greater than 50%) of the votes entitled to be cast at the meeting constitutes a quorum. Presence may be in person or by proxy. Abstentions and broker non-votes are counted as present and entitled to vote at the meeting for purposes of determining a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of a quorum at the meeting.

Q.What Vote Is Required to Approve Each Proposal?

With respect to Item 1, subject to our majority voting policy described under the heading “Corporate Governance – Independence of Directors – Director Majority Voting Policy” in this Proxy Statement, directors are elected by a plurality of the votes cast, without regard to either broker non-votes or abstentions. Plurality voting means that the number of candidates who receive the highest number of votes will be elected.  Brokers do not have discretionary authority with respect to the election of directors.

General Information

With respect to Items 2 and 3, the affirmative vote of a majority of the votes cast is required for approval, assuming a quorum is present. With respect to Item 2, because this vote is advisory, it will not be binding upon the Board; however, the Human Resource and Compensation Committee and the Board have in the past considered and will continue to consider the outcome of the vote when making decisions for future executive compensation arrangements.

Brokers have discretionary authority to vote with respect to the ratification of the appointment of independent registered public accountants. Brokers do not have discretionary authority to vote with respect to the other proposals. Abstentions and broker non-votes will have no effect on Items 1, 2 and 3.

Q.What if I am a Beneficial Owner and Do Not Give Voting Instructions to My Broker? What is a Broker Non-Vote?

If you are a beneficial owner whose shares are held in “street name” (i.e., held of record by a broker, bank, trustee, or other nominee), you must instruct the broker, bank, trustee or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank, trustee or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. For the 2023 meeting, your broker does not have discretionary authority to vote on the election of directors or on the advisory vote to approve the Company’s executive compensation (the “Say-on-Pay” vote). If you do not provide voting instructions, a broker non-vote will occur and your shares will not be voted on these matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q.Can I Change My Vote or Revoke My Proxy?

Yes. You may change or revoke your proxy by sending in a new proxy card with a later date, casting a new vote by telephone or Internet or sending a written notice of revocation to our Corporate Secretary at Evans Bancorp, Inc., 6460 Main Street Williamsville, NY 14221. If you attend the meeting virtually and wish to vote at the meeting, you may request that your previously submitted proxy be revoked.

Q.How Will My Shares Be Voted if I Submit a Proxy Without Indicating My Vote?

If you submit a properly executed proxy without indicating your vote, your shares will be voted as follows:

•FOR each director nominee named in this Proxy Statement;

•FOR the approval, by a non-binding advisory vote, of the Company’s executive compensation; and

•FOR ratification of the appointment of Crowe LLP as our independent registered public accountants for 2023.

Q.Who to contact if I have questions about my shareholder information?

You can contact Computershare Investor Services by phone 888-294-8217 or by mail at P.O. Box 505005, Louisville, KY 40233-5005.

Voting Securities

Only holders of shares of common stock of record at the close of business on March 7, 2023 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. At the close of business on March 7, 2023, the Company had 5,450,309 shares of common stock outstanding. For all matters to be voted on at the Annual Meeting, holders of common stock are entitled to one vote per share.

A quorum of shareholders is necessary to hold a valid Annual Meeting. A majority of shares entitled to vote, present virtually or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Broker non-votes and abstentions will be counted as being present or represented at the Annual Meeting for purposes of establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without timely instruction from the beneficial owner of the shares and no instruction is given.

Vote Required and Board Recommendations

Proposal	Vote Required	Board Recommendation

I.Election of Directors	Plurality of the votes cast, subject to the majority voting policy adopted by the Board of Directors	“FOR” election of the nominated directors

IIAdvisory “Say-on-Pay” Vote	Majority of the votes cast	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers

III.Ratification of Appointment of Independent Public Accounting Firm for 2023	Majority of the votes cast	“FOR” ratification of the appointment of Crowe LLP

Plurality Vote – Proposal I

Subject to our majority voting policy described under the heading “Corporate Governance – Independence of Directors – Director Majority Voting Policy” in this Proxy Statement, under New York law and the Company’s bylaws, directors are elected by the affirmative vote, virtually or by proxy, of a plurality of the votes cast at a meeting at which a quorum is present, without regard to broker non-votes or abstentions. This means that, for Proposal I, the five director nominees identified in this Proxy Statement will be elected if they receive more affirmative votes than any other nominees. However, under our majority voting policy, any director nominee who receives a greater number of votes “WITHHELD” than “FOR” their election must tender their resignation for the Board’s consideration.

Majority Vote – Proposals II and III

Proposals II and III must be approved by a majority of the votes cast at the Annual Meeting. This means that, in order for each of these proposals to be approved by the Company’s shareholders, the number of votes cast “For” a particular proposal must be greater than the number of votes cast “Against” that proposal.

Abstentions and Broker Non-Votes

If you hold your shares (i.e., they are registered) through a bank, broker or other nominee in “street name” but you do not provide the firm that holds your shares with your specific voting instructions, it will only be allowed to vote your shares on your behalf in its discretion on “routine” matters, but it cannot vote your shares in its discretion on your behalf on any “non-routine” matters. This result is known as a “broker non-vote”. Proposal I relating to the election of your Board’s nominees for Directors and Proposal II relating to Say on Pay are considered “non-routine” matters. Proposal III relating to the appointment of the Company’s independent auditors for fiscal year 2023 is considered a “routine” matter. While your broker will have discretionary authority to vote your uninstructed shares “for” or “against” or “abstain” from voting on Proposal III, your broker will have no discretionary authority to vote your shares on Proposals I and II at the Annual Meeting. If you hold your shares in street name, please follow the voting instructions sent to you by your bank, broker or other nominee.

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the Annual Meeting. However, broker non-votes will not be treated as votes “cast” at the Annual Meeting and will have no effect on the outcome of any of the proposals to be considered at the Annual Meeting. Likewise, for Proposals I, II, and III, abstentions will not be treated as votes “cast” at the Annual Meeting and will have no effect on the outcome of these Proposals.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth information, as of March 7, 2023, concerning:

•Each person whom we know beneficially owns more than 5% of our common stock.

•Each of our directors and nominees for the Board of Directors.

•Each of our Named Executive Officers, as defined below under “Executive Compensation”.

•All of our directors and executive officers as a group.

General Information

Beneficial ownership is determined under the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to our securities. Except as indicated in the footnotes to this table, the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person as of March 7, 2023 includes shares of common stock that such person has the right to acquire on or within 60 days after March 7, 2023 upon the exercise of vested stock options and also includes shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof. For each person or group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, calculated as described in the previous sentence, by the sum of the 5,450,309 shares of common stock outstanding on March 7, 2023 plus the number of shares of common stock that such person or group has the right to acquire on or within 60 days after March 7, 2023. Beneficial ownership representing less than one percent is denoted with an asterisk “*”.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Directors, Director Nominees and Officers
Michael A. Battle	3,773	*
James E. Biddle, Jr. (1)	23,704	*
John B. Connerton (2)	26,551	*
Dawn DePerrior	774	*
Robert A. James	-	*
Jody L. Lomeo	3,799	*
Kevin D. Maroney	10,959	*
Robert G. Miller, Jr. (3)	81,423	1.49%
Kimberley A. Minkel	3,224	*
David J. Nasca (4)	135,024	2.46%
Christina P. Orsi	3,164	*
David R. Pfalzgraf, Jr.	4,861	*
Michael J. Rogers	7,316	*
Nora B. Sullivan	5,381	*
Thomas H. Waring, Jr. (5)	17,140	*
Aaron Whitehouse (6)	9,508	*
Lee C. Wortham	15,859	*
Directors, director nominees and executive officers as a group; 17 persons (7)	352,460	6.38%
PL Capital Advisors, LLC (8)	543,649	9.97%
750 Eleventh Street South, Suite 202
Naples, FL 34102
Fourthstone LLC (9)	424,507	7.79%
575 Maryville Centre Drive, Suite 110
St. Louis, MO 63141
FJ Capital Management LLC (10)	390,070	7.16%
1313 Dolley Madison Blvd, Ste 306
McLean, VA 22101
Manulife Financial Corporation (11)	300,993	5.52%
200 Bloor Street East

Toronto, Ontario, Canada M4W 1E5

General Information

(1)   Mr. Biddle will discontinue service on the Board of Directors following the Annual Meeting.

(2)Includes 7,532 shares that Mr. Connerton may acquire by exercise of options exercisable on March 7, 2023 or within 60 days thereafter and 3,982 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(3)Includes 21,909 shares that Mr. Miller may acquire by exercise of options exercisable on March 7, 2023 or within 60 days thereafter.

(4)Includes 2,344 shares owned jointly by Mr. Nasca and his wife, 552 shares owned by Mr. Nasca’s children, 40,279 shares that Mr. Nasca may acquire by exercise of options exercisable on March 7, 2023 or within 60 days thereafter and 10,212 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(5)Includes 1,184 shares held by Mr. Waring’s wife.

(6)    Includes 1,394 shares that Mr. Whitehouse may acquire by exercise of options exercisable on March 7, 2023 or within 60 days thereafter and 2,116 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(7)Includes 71,114 shares that such persons may acquire by exercise of options exercisable on March 7, 2023 or within 60 days thereafter.

(8)Based on the most recently available Schedule 13D filed with the SEC on November 11, 2022 on behalf of PL Capital Advisors, LLC, Richard J. Lashley, a managing member of PL Capital Advisors, and John W. Palmer, a managing member of PL Capital Advisors. PL Capital Advisors, Richard J. Lashley, and John W. Palmer reported shared voting and dispositive power with respect to 543,649 shares.

(9)Based on the most recently available Schedule 13G filed with the SEC on February 14, 2023. According to that report, the aggregate holdings consist of 424,507 shares held by Fourthstone LLC, 294,075 shares held by Fourthstone Master Opportunity Fund Ltd, 130,432 shares held by Fourthstone GP LLC, 121.497 shares held by Fourthstone QP Opportunity Fund LP, 8,935 shares held by Fourthstone Small-Cap Financials Fund LP, and 424,507 shares held by Phillip Stone, IV.  Phillip Stone, IV, is the managing member of Fourthstone LLC and Fourthstone GP (reporting shared voting and dispositive power with respect to 424,507 shares).

(10) Based on the most recently available Schedule 13G/A filed with the SEC on February 8, 2023. According to that report, the aggregate holdings consist of 390,070 shares held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member.  Martin Friedman is the managing member of FJ Capital Management LLC (reporting shared voting and dispositive power with respect to 390,070 shares).

(11)Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2023 on behalf of Manulife Financial Corporation (“MFC”) and MFC’s indirect, wholly-owned subsidiaries, Manulife Investment Management (US) LLC (“MIM (US)”), and Manulife Investment Management Limited (“MIML”). MIM (US) reported sole voting and dispositive power with respect to 300,978 shares, and MIML reported sole voting and dispositive power with respect to 15 shares.

Equity Compensation Plans. All equity compensation plans maintained by the Company were approved by the Company’s shareholders. Shown below is certain information as of December 31, 2022 concerning the shares of the Company’s common stock that may be issued under existing equity compensation plans.

Equity Compensation Plans Approved by Security Holders	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (1)
Evans Bancorp, Inc. 2019 Long-Term Equity Incentive Plan	53,630	$31.75	194,752
Evans Bancorp, Inc. 2009 Long-Term Equity Incentive Plan	140,014	$29.82	-
Evans Bancorp, Inc Employee Stock Purchase Plan	-	-	48,081
Total	193,644	$31.21	242,833

(1)This column excludes shares reflected under the column “Number of Securities to be issued upon exercise of outstanding options.”

 Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s officers and directors, the Company believes that during or with respect to fiscal year 2022, all reports required by Section 16(a) of the Exchange Act were timely filed.

 Proposal I – Election of Directors

The Company’s bylaws provide for a classified board of directors, with three classes of directors, each nearly as equal in number as possible. Each class serves for a three-year term, and one class is elected each year. The Board of Directors is authorized by the Company’s bylaws to fix from time to time, the number of directors that constitute the whole Board of Directors. The Board size has been set at fourteen members. The nominees for director at the 2023 Annual Meeting are: Michael A. Battle, Dawn DePerrior, Robert A. James, Jody L. Lomeo, and Nora B. Sullivan for terms to expire at the 2026 Annual Meeting and until their successors are duly elected and qualified.

The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve, if elected. In the event that any nominee for director becomes unavailable and a vacancy exists, it is intended that the Corporate Governance and Nominating Committee of the Board of Directors will recommend a substitute nominee for approval by the Board of Directors.

Required Vote

Subject to our majority voting policy described under the heading “Corporate Governance – Independence of Directors – Director Majority Voting Policy” in this Proxy Statement, under New York law and the Company’s bylaws, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the votes cast at a meeting at which a quorum is present, without regard to either broker non-votes or abstentions. This means that, for Proposal I, the five director nominees identified in this Proxy Statement will be elected if they receive more affirmative votes than any other nominees.

Unless otherwise directed, the persons named in the proxy card intend to vote shares as to which proxies are received “FOR” each of the director nominees: Michael A. Battle, Dawn DePerrior, Robert A. James, Jody L. Lomeo, and Nora B. Sullivan.

✔	THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

Proposal I – Election of Directors

Information Regarding Directors, Director Nominees and
Executive Officers

Board Diversity

Corporate Governance

•13 of 14 Board Members are independent

•All members of the Audit, Human Resource and Compensation, and Corporate Governance and Nominating Committees are independent

•Positions of Chairman and CEO have been separated since 2001

•All directors are in compliance with stock ownership requirements

Proposal I – Election of Directors

The following tables set forth the names, ages, and positions of the director nominees, the directors continuing in office, and the executive officers of the Company:

Nominees for Director:

Name	Age	Position	Term to Expire
Michael A. Battle	67	Director	2026
Dawn DePerrior	64	Director	2026
Robert A. James	55	Director	2026
Jody L. Lomeo	54	Director	2026
Nora B. Sullivan	65	Director	2026

Directors Continuing in Office and Executive Officers:

Name	Age	Position	Term Expires

Kevin D. Maroney	65	Director	2024
Robert G. Miller, Jr.	66	Director	2024
Kimberley A. Minkel	57	Director	2024
David J. Nasca †	65	Director	2025
		President and Chief Executive Officer of the Company
		President and Chief Executive Officer of Evans Bank, N.A.
David R. Pfalzgraf, Jr.	53	Director	2025
Christina P. Orsi	51	Director	2024
Michael J. Rogers	65	Director	2024
Thomas H. Waring, Jr.	65	Director	2025
Lee C. Wortham	65	Director	2025
John B. Connerton †	56	Treasurer of the Company	---
		Chief Financial Officer of Evans Bank, N.A.
Aaron M. Whitehouse †	52	President of The Evans Agency, LLC	---

†Executive Officer

Proposal I – Election of Directors

Directors, Director Nominees and Executive Officer Information

Set forth below are the biographies of (1) each of the nominees and continuing directors containing information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the Company, and (2) the executive officers of the Company.

Nominees for Director

Michael A. Battle

Independent Director Age: 67 Director Since: 2016 Committees: Enterprise Risk, Corporate Governance and Nominating (Chair)

Biographical Information

Mr. Battle has been a director of the Company since 2016. He has been a partner of the Washington, DC office of Barnes & Thornburg LLP, specializing in white collar criminal defense, as a member of the firm’s Litigation Department since April 2016. Mr. Battle’s practice focuses on commercial and civil litigation, white collar criminal matters, and appeals. Prior to his role with Barnes & Thornburg, Mr. Battle was a senior partner of Schlam, Stone & Dolan LLP from 2010 – April 2016 and was a partner of Fulbright & Jaworski LLP from 2007 – 2010. He was Director of the Executive Office for United States Attorneys from 2005 – 2007, providing administrative oversight of all 93 United States Attorneys and serving as a liaison between the United States Attorneys and the Justice Department and other federal agencies. Mr. Battle served as United States Attorney with the United States Attorney’s Office, Western District of New York, from 2002 – 2005. From 1996 – 2002, he was appointed by Governor George Pataki (and subsequently elected) to serve as Judge for Erie County Family Court, providing rulings in thousands of family-law and matrimonial cases. Mr. Battle served as Attorney in Charge with the New York State Attorney’s Office, Buffalo Regional Office, from 1995 – 1996. He was the Assistant Federal Defender with the Federal Defender’s Office, Western New York, from 1992 – 1995 and Assistant United States Attorney with the United States Attorney’s Office, Western District of New York, from 1985 – 1992. Mr. Battle began his career as an Attorney with the Legal Aid Society of New York, Civil Division, from 1981 – 1985.

We believe that Mr. Battle’s wide-ranging and extensive legal and governance experience make him a valuable member of our Board and its Enterprise Risk Committee and Chair of our Corporate Governance and Nominating Committee.

Proposal I – Election of Directors

Dawn DePerrior

Age: 64 Recommend to Corporate Governance and Nominating Committee by Management

Biographical Information

Ms. DePerrior was most recently a Managing Director, Advisory Services, for Ernst & Young. She led multiple business transformation initiatives powered by technology and aimed at improving customer experiences and business results. A lifelong digital leader, DePerrior has led all aspects of information technology, including business transformation, cyber security, digitization, data, analytics, innovation, mergers and acquisition integration, finance and strategy. Her 40-year career is defined by its breadth and depth of experiences, enabling her to bring creative ideas and inspire large teams to solve their most complex problems.

Ms. DePerrior and the team she led received the University of Rochester’s prestigious Meliora award for digitizing patient care delivery processes and electronic health records.  She was twice recognized as one of Rochester’s “Technology Women of the Year.”  She also serves on the board and is past chair of Villa of Hope and is a board member of North Coast Holdings and  Greater Rochester Regional Health Information Organization (GR-RHIO). Previously, Ms. DePerrior was a member of the board of directors for Fairport Savings Bank.

We believe that Ms. DePerrior’s vast knowledge and experience within information technology, cyber security, finance and strategy, and digitization, among others, makes  her a valuable nominee for our Board of Directors.

Robert A. James

Age: 55 Recommend to Corporate Governance and Nominating Committee by a third-party consultant

Biographical Information

Mr. James is vice president for diversity, equity and inclusion corporate strategies for Allegheny Health Network/Highmark Health, a $24 billion national, blended health organization based in Pittsburgh, Pa.  He is responsible for implementing and advising upon Highmark Health’s non-Allegheny Health Network affiliates a comprehensive diversity, equity and inclusion strategy. Mr. James joined Highmark in 2015 as Supplier Diversity Program Director and steadily grew the program to become the top award-winning supplier diversity programs in the Americas, as recognized by industry peers through the Procurement Leaders Americas Supplier Diversity and Inclusion Award. Prior to joining Allegheny Health Network and Highmark Health, Mr. James served in a legal advisory role with the Office of Minority and Women Inclusion at the U.S. Securities and Exchange Commission. A practicing lawyer for more than 20 years, he spent several years facilitating Historically Black Colleges and Universities (HBCU) financings nationally for capital projects through a U.S. Department of Education program.

We believe Mr. James’ expertise in diversity, equity and inclusion, and legal experience makes him a valuable nominee for our Board of Directors.

Proposal I – Election of Directors

Jody L. Lomeo

Independent Director Age: 54 Director Since: 2017 Committees: Corporate Governance and Nominating, Human Resource and Compensation (Chair)

Biographical Information

Mr. Lomeo has been a director of the Company since 2017. As of December 31, 2020 Mr. Lomeo retired as the President and Chief Executive Officer of Kaleida Health, a healthcare provider in Western New York. He served as Kaleida Health’s President and CEO since 2014. In addition to Kaleida Health, since 2014 he served as the President and Chief Executive Officer of the Great Lakes Health System of Western New York, the parent organization responsible for integrating the clinical activities of Kaleida Health, Erie County Medical Center Corporation (ECMC), University at Buffalo and the Center for Hospice & Palliative Care. Mr. Lomeo served as CEO of ECMC from 2009 – 2014.

We believe Mr. Lomeo’s significant executive experience and community leadership qualify him to serve as an integral member of our Board of Directors and its Corporate Governance and Nominating Committee, and to Chair our Human Resource and Compensation Committee.

Nora B. Sullivan

Independent Director Age: 65 Director Since: 2013 Committees: Audit, Corporate Governance and Nominating, Enterprise Risk (Chair)

Biographical Information

Ms. Sullivan has been a director since 2013. She is President of Sullivan Capital Partners, LLC, a financial services company providing investment banking and consulting services to closely-held private businesses. Ms. Sullivan focuses on strategic planning, mergers and acquisitions, and governance matters. Prior to founding Sullivan Capital Partners in 2004, Ms. Sullivan worked for Citigroup Private Bank from 2000 to 2004, providing wealth management and private equity services to high net worth clients. From 1995 to 1999, Ms. Sullivan was Executive Vice President of Rand Capital Corporation, a publicly traded closed-end investment management company providing capital and managerial expertise to small and mid-size businesses. Ms. Sullivan began her career in the legal profession where she held various positions with significant legal responsibility and acquired a solid foundation in corporate related matters and business transactions. In 2015, Ms. Sullivan joined the board of directors of 22nd Century Group, Inc. and currently is Chairperson of the board. 22nd Century Group is a publicly traded company that is in the plant biotechnology industry and is a leader in tobacco harm reduction. She is currently and has been a member of the board of directors of several privately held businesses, working closely with fellow board members, management and ownership on strategic planning initiatives, developing exit strategies and implementing sound governance practices.

We believe Ms. Sullivan’s unique combination of legal experience and financial services expertise qualifies her to serve on our Board of Directors, as a member of the Board’s Audit Committee and Corporate Governance and Nominating Committee, and as Chair of our Enterprise Risk Committee.

Directors Continuing in Office and Executive Officers

Kevin D. Maroney

Independent Director Age: 65 Director Since: 2020 Committees: Enterprise Risk

Biographical Information

Mr. Maroney has been a director of the Company since 2020. Mr. Maroney held the position of President and Chief Executive Officer of Fairport Savings Bank from January 2018 until May 1, 2020. On May 1, 2020 Evans acquired Fairport Savings Bank, at which time Mr. Maroney became a director of the Company in accordance with the terms of the acquisition agreement. Prior to his position as Chief Executive Officer of Fairport Savings Bank, Mr. Maroney served in a number of executive and senior management roles, including Chief Financial Officer and Chief Operating Officer of Fairport Savings Bank.

We believe Mr. Maroney’s 40-plus years of banking experience and his extensive finance experience qualify him to serve on our Board of Directors and its Enterprise Risk Committee.

Directors Continuing in Office

Robert G. Miller, Jr.

Independent Director Age: 66 Director Since: 2001 Committees: Enterprise Risk

Biographical Information

Mr. Miller has been a director of the Company since 2001. On March 29, 2019, Mr. Miller retired from the positions of Secretary of the Company, President of The Evans Agency, LLC (“TEA”), an indirect wholly-owned subsidiary of the Company, and Executive Vice President of Evans Bank, N.A (the “Bank”). Prior to retirement, Mr. Miller served as the Secretary of the Company since April 2010, the President of TEA since 2000, and as Executive Vice President of Evans Bank, N.A. since December 2009. He also has served as the President of Evans National Financial Services, LLC, a wholly-owned subsidiary of the Company, since May 2002.

We believe Mr. Miller’s substantial experience in the financial services industry gives him a solid foundation from which to advise the Board with respect to financial service acquisition opportunities, and his experience overseeing a financial sales force provides him with a practical background on matters such as developing strategies to succeed in a highly competitive marketplace.

Kimberley A. Minkel

Independent Director Age: 57 Director Since: 2018 Committees: Human Resource and Compensation, Enterprise Risk

Biographical Information

Ms. Minkel has been a director of the Company since 2018. She is President and Executive Director of the Niagara Frontier Transportation Authority (“NFTA”) since 2010. Ms. Minkel is responsible for managing a transportation system including light rail, bus, paratransit, and two airports within Western New York. She manages an annual $360 million operating and capital budget that provides efficient and professional transportation services while engaging with board members, over 1,600 employees, stakeholders, and the general public in a manner consistent with the needs of a diverse community. Before her role as President and Executive Director of the NFTA, Ms. Minkel served as Director of Risk, Health, Safety, and Environmental Quality for the NFTA. In this role, she provided functional leadership within the areas of risk management including loss control, environmental, and safety.

We believe Ms. Minkel’s extensive executive experience and community leadership qualify her to serve on our Board of Directors and its Human Resource and Compensation Committee and Enterprise Risk Committee.

Directors Continuing in Office

David J. Nasca

Age: 65 Director Since: 2006 Committees: Enterprise Risk

Biographical Information

Mr. Nasca has been a director of the Company since 2006. Mr. Nasca also serves as the President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Bank. He has held the position of President of the Company and the Bank since 2006, and Chief Executive Officer of the Company and the Bank since 2007. Mr. Nasca served as Chief Operating Officer of LifeStage, LLC, a health care services startup company, from October 2005 to August 2006. From June 2004 to July 2005, He served as Executive Vice President of Strategic Initiatives of First Niagara Financial Group. Mr. Nasca held the position of Executive Vice President, Consumer Banking Group, Central New York Regional Executive of First Niagara Financial Group from June 2002 through June 2004. From October 2000 to June 2002, Mr. Nasca served as President and CEO of Iroquois Financial, Inc. and Cayuga Bank which were wholly owned by First Niagara Financial Group.

We believe Mr. Nasca provides our Board with information gained from hands-on management of our operations, identifying our near-term and long-term challenges and opportunities. The Board has determined that Mr. Nasca’s significant experience in the banking industry over the past 38 years, including operational, financial, and executive roles, as well as his unique perspective as leader of our management team, qualifies him for service as a member of our Board of Directors.

Directors Continuing in Office

Christina P. Orsi

Independent Director Age: 51 Director Since: 2018 Committees: Audit, Human Resource and Compensation

Biographical Information

Mrs. Orsi has been a director of the Company since 2018. She is President of the John R. Oishei Foundation, the most comprehensive private foundation in Western New York, focusing on a broad range of interrelated issues, and offering philanthropic support that goes far beyond funding.  Mrs. Orsi is responsible for guiding the long-term strategic direction of the Foundation, supporting and empowering our staff to respond quickly and effectively to the community’s needs, and driving its mission to improve the quality of life for all Western New Yorkers.  Prior to that she was the Associate Vice President of the Office of Economic Development for the University at Buffalo (“UB”) since 2015. In this role, Mrs. Orsi lead UB’s Business and Entrepreneur Partnership with a focus on connecting business with UB faculty for collaboration on research and development; enabling business access to programs like START UP NY to help companies grow in New York State; and supporting the commercialization of faculty inventions to move the from idea to market. From 2007-2015, she was the Executive Director of the Regional Economic Development Council and Regional Director for Western New York for the Empire State Development Corporation. In this role, Mrs. Orsi provided strategic direction for the Regional Economic Development Council, established collaboration among diverse leaders throughout Buffalo Niagara, and led implementation of the Buffalo Billion Investment Strategy.

We believe that Mrs. Orsi’s extensive knowledge of economic development programs, private sector policy issues, and government agencies at the state, regional, and municipal levels qualify her to serve on our Board of Directors and its Audit Committee and Human Resource and Compensation Committee.

Directors Continuing in Office

David R. Pfalzgraf, Jr.

Independent Director Age: 53 Director Since: 2014 Committees: Corporate Governance and Nominating, Human Resource and Compensation

Biographical Information

Mr. Pfalzgraf has been a director of the Company since 2014. He has been a Managing Partner of Rupp, Baase, Pfalzgraf, Cunningham LLC, a law firm specializing in private business enterprises ranging from closely-held family businesses to multi-national corporations, since April 2000. Mr. Pfalzgraf leads the firm’s corporate practice group, working primarily with private business enterprises ranging from closely-held family businesses to multi-national corporations. He assists clients with all corporate needs including business formations, restructurings, mergers and acquisitions, financing and investment, development, labor and employment issues, and commercial transactions.

We believe Mr. Pfalzgraf’s extensive legal and business experience makes him a valuable member of our Board of Directors, and to serve as a member of the Corporate Governance and Nominating Committee, and the Human Resource and Compensation Committee.

Michael J. Rogers

Independent Director-Vice Chairman Age: 65 Director Since: 2011 Committees: Audit (Chair), Enterprise Risk

Biographical Information

Mr. Rogers has been a director of the Company since 2011. He is a certified public accountant in New York State and the managing member of a real estate development company, Oakgrove Development, LLC, a position he has held since 2009. Mr. Rogers was the Executive Vice President and Chief Financial Officer of Great Lakes Bancorp, Inc., the parent company of Greater Buffalo Savings Bank, from 2006 to 2008. From 2004 to 2006, he worked as an independent consultant, principally on Sarbanes-Oxley initiatives and business rationalization reviews. Mr. Rogers worked at KPMG LLP, a leading accounting firm, from 1984 to 2004, serving as an audit partner from 1995 to 2004. In his role as an auditor at KPMG LLP, Mr. Rogers worked on several engagements for financial institutions, particularly banks.

We believe Mr. Rogers’ many years of experience have provided him with a very strong knowledge base on the banking industry. His previous roles as an audit partner, SEC reviewing partner, and CFO also demonstrate his high level of competence in the areas of finance and accounting in general, and SEC reporting in particular, and qualify him to be our Audit Committee Chair and a member of the Board’s Enterprise Risk Committee, and provides the Board an additional expert on these matters in an increasingly complex regulatory environment.

Directors Continuing in Office

Thomas H. Waring, Jr.

Independent Director Age: 65 Director Since: 1998 Committees: Human Resource and Compensation, Corporate Governance and Nominating

Biographical Information

Mr. Waring has been a director of the Company since 1998. He is the sole and managing member of STW Southwest, LLC which employes Mr. Waring to provide professional services to Note Advisors, LLC and GCW Risk and Benefit Solutions, LLC. Mr. Waring is a principal and co-owner of Note Advisors, LLC, a fee only independent registered investment advisory entity formed in August 2014 and registered with the SEC. Mr. Waring’s financial services experience provides the Board with a deeper understanding of the products and services which the Company needs to provide in the marketplace to remain competitive, as well as the delivery of those products and services. Mr. Waring frequently advises high net worth individuals, family business owners and closely-held business owners. He is experienced in providing strategic planning and development advice, including designing and implementing executive and key employee benefits.

We believe that Mr. Waring’s qualifications to serve on our Board of Directors, Human Resource and Compensation Committee and as a member of the Board’s Corporate Governance and Nominating Committee include his extensive sales and marketing experience with a financial services company, as well as his executive leadership and management experience.

Lee C. Wortham

Independent Director - Chairman Age: 65 Director Since: 2011 Committees: Audit, Human Resource and Compensation, Corporate Governance and Nominating, Enterprise Risk

Biographical Information

Mr. Wortham has been a director of the Company since 2011 and has served as Chairman since April 2018. He has been a Partner and COO at Barrantys LLC, a consultant and service provider to wealthy families and family offices, since 2007. Prior to his role with Barrantys, Mr. Wortham was an Executive Vice President of First Niagara Financial Group from 2005 to 2007, where his responsibilities included wealth management, risk management, and corporate marketing. From 1999 to 2005, he was the Executive Vice President of Global Private Client Services, Product Development, and Central Operations for The Bank of New York. Mr. Wortham held several positions at Chase Manhattan Bank and Chemical Bank (currently JP Morgan Chase & Co.) from 1985 to 1999, including leading the Global Private Bank’s activities in Europe, the Middle East, and Africa while based in London, England. He started his career at M&T Bank in retail banking from 1980 to 1985.

We believe Mr. Wortham’s extensive experience in the financial services industry makes him a valuable member of our Board, and its Audit, Human Resource and Compensation, Corporate Governance and Nominating, and Enterprise Risk Committees. His expertise has been valuable in helping the Board evaluate the Company’s strategies to diversify its product offerings and revenue streams as a growing and competitive financial institution.

Executive Officers

John B. Connerton

Age: 56

Biographical Information

Mr. Connerton was appointed Treasurer of the Company and Chief Financial Officer of the Bank on November 30, 2015. Prior to his appointment as Treasurer of the Company, he had served as Principal Accounting Officer of the Company between 2002 and 2010 and again between 2013 and 2015. He has also served as Senior Vice President and Treasurer of the Bank since 2010. Prior to joining the Company, Mr. Connerton was a Senior Auditor specializing in auditing and consulting for banking, healthcare and manufacturing clients at Deloitte & Touche LLP.

Aaron M. Whitehouse

Age: 52

Biographical Information

Mr. Whitehouse was appointed President of The Evans Agency, LLC., a wholly owned subsidiary of Evans Bank, on September 1, 2019. Prior to his appointment as President, he served as Chief Operating Officer of the Agency between 2018 and 2019. Mr. Whitehouse joined the Company in 2018 when Evans acquired Richardson & Stout, Inc., an  independent insurance agency he co-owned since 1998. He is currently responsible for the overall leadership and strategic direction of the agency which includes Property and Casualty functions and Employee Benefits.

 Corporate Governance

Independence of Directors

A  substantial majority of the Board of Directors, and all members of the Audit, Human Resource and Compensation, and Corporate Governance and Nominating Committees are independent, as affirmatively determined by the Board, consistent with the criteria established by NYSE American and as required by our bylaws.

The Board has conducted an annual review of director independence for all current nominees for election as directors and all continuing directors. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and principal shareholders, including those of the type described below under “Transactions with Related Persons.” The Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the nominees Michael A. Battle, Dawn DePerrior, Robert A. James, Jody L. Lomeo, and Nora B. Sullivan meet the Company’s standard of independence, as do the following continuing directors: Kevin D. Maroney, Robert G. Miller, Jr., Kimberley A. Minkel, Christina P. Orsi, David R. Pfalzgraf, Jr., Michael J. Rogers, Thomas H. Waring, Jr., and Lee C. Wortham, and our retiring director James E. Biddle, Jr. As an executive officer of the Company, David J. Nasca has been determined not to be independent.

Leadership Structure. Lee C. Wortham has served as Chairman of the Company’s Board of Directors since April 2018. In his capacity as Chairman, Mr. Wortham chairs meetings of the Board and executive sessions of the Board, coordinates the activities of the other independent directors, and performs such other duties and responsibilities as the Board of Directors may determine. These duties also include chairing meetings of the Company’s shareholders, overseeing the preparation of agendas for meetings of the Board, keeping directors informed through the timely distribution of information and reports, maintaining contact with the Company’s CEO between meetings to stay current on developments and to determine when it may be appropriate to alert the Board to significant pending developments, serving as a liaison between independent directors and the CEO with respect to sensitive issues, and other matters.

The positions of Chairman and CEO have been separated since 2001. While the separation of these positions is not required by our bylaws, we believe that it is the most appropriate leadership structure for us at this time. We believe that it is advantageous to separate the two positions in order to provide for independent director control over the Board agenda and information flow, encourage open and lively communication between the independent directors and management, and to help balance the leadership of the Board.

Director Majority Voting Policy.    The Board believes that each director of the Company should have the confidence and support of the Company’s shareholders and, to this end, in January 2023, the Board unanimously adopted a majority voting policy for the election of directors in uncontested elections. For the purposes of this policy, an “uncontested election” means an election of directors where the only nominees are those individuals recommended by the Board.  Pursuant to the policy, in an uncontested election, any incumbent director nominee who receives a greater number of votes “WITHHELD” than votes cast “FOR” their election at a shareholder meeting shall promptly tender their resignation to the Board for consideration.

The Corporate Governance and Nominating Committee (excluding any member that has submitted their resignation) will consider the resignation and recommend to the Board whether to accept the resignation or take other action, including rejecting the resignation and addressing any apparent underlying causes of the failure of the director to obtain a majority of votes “FOR” their election. When considering the resignation and making its recommendation, the committee will consider all factors deemed relevant by its members including, without limitation, any underlying reasons for “WITHHELD” votes (to the extent ascertainable), the length of service and qualifications of the director, the director’s contributions to the Company, and whether the acceptance or rejection of the resignation will have any adverse effect on the Company’s compliance with any applicable law, rule, listing requirement, regulation or governing document. The Board will act on the committee’s recommendation no later than its next regularly scheduled meeting and will publicly disclose its decision with respect to the resignation. Any director who tenders their resignation will not participate in the committee’s or full Board’s deliberations and decision regarding the resignation. However, during the review period, any such director will remain a director of the Company and shall otherwise discharge their duties and responsibilities as director or committee member.

Corporate Governance

If a majority of the members of the Corporate Governance and Nominating Committee are required to tender a resignation at the same election, then the other independent directors of the Board will appoint a special Board committee solely for the purpose of considering the resignations and making a recommendation to the full Board.

Board of Directors Stock Ownership. Upon his or her first election or appointment to the Board of Directors, a new director must hold, or must obtain within 60 calendar days after such election or appointment, not less than $10,000 aggregate market value of the Company’s common stock, based on the trailing 365-day average price. A new director has a period of 5 years from the beginning of such director’s term of office to obtain the required $50,000 aggregate market value of the Company’s common stock. The value of a new director’s qualifying shares at the beginning of his or her term in office will be determined as of the date purchased or the date on which the individual becomes a director, whichever value is greater. As of the date of this Proxy Statement, all directors are in compliance with the Board of Directors stock ownership requirements. Our Insider Trading Policy prohibits directors, officers and employees from engaging in any hedging or monetization transactions involving Evans Bancorp securities.

Oversight of Risk Management.  Our Enterprise Risk Committee (“ERC”) is responsible for overseeing and approving company-wide risk management practices. See the discussion of the ERC committee’s roles and responsibilities under the Board of Director’s Committees section.

Compensation Risk. The Human Resource and Compensation Committee, along with the ERC, considers risk and its influence on the Company’s compensation programs. This Committee reviews each compensation element individually and in the aggregate to ensure that the overall compensation program provides a balanced perspective that ultimately aligns pay with performance while also ensuring bonus / incentive programs do not motivate inappropriate risk-taking. Equity award levels and practices are set to foster shared interests between management and shareholders, but are not considered by the Committee to be at levels that would drive inappropriate behavior. In the Committee’s judgment, the compensation policies and practices of the Company do not give rise to material risks.

In addition, the Company is subject to interagency guidance issued by the FDIC, the FRB and the OCC designed to ensure that incentive compensation arrangements at banking organizations appropriately tie rewards to longer-term performance and do not undermine the safety and soundness of the organizations or create undue risks to the financial system. This guidance embodies three core principles, which are: (1) incentive compensation arrangements at a banking organization should provide employees incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks; (2) these arrangements should be compatible with effective controls and risk management, and (3) these arrangements should be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. We believe that our incentive compensation program satisfies the principles of this guidance.

Policy for Director Attendance at Annual Meeting. It is the policy of the Company that all directors be present at the Annual Meeting, barring unforeseen or extenuating circumstances. All directors who were then serving were present at the Company’s 2022 Annual Meeting, except for James E. Biddle, Jr. and Christina P. Orsi.

Shareholder Communications with the Board of Directors. Shareholders and other parties interested in communicating directly with the Company’s Board of Directors may do so by writing to the Evans Bancorp, Inc. Board of Directors, 6460 Main Street, Williamsville, NY 14221. All correspondence received under this process is compiled and summarized by the Corporate Secretary of the Company and presented to the Board of Directors, in accordance with our Policy for Communication to the Board of Directors. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee, as set forth in our Employee Complaint Procedure for Accounting and Auditing Matters. Each of these policies is available in the Governance Documents section of the Company’s website (https://evansbancorp.q4ir.com), which can be found by clicking on “Governance”, then “Governance Documents”.

Code of Ethics for Chief Executive Officer and Principal Financial Officers.  The Company has a “Chief Executive Officer/Treasurer/Controller Code of Ethics,” which is applicable to the Company’s principal executive officer, principal financial officer, and principal accounting officer. The “Chief Executive Officer/Treasurer/Controller Code of Ethics” is available in the Governance Documents section of the Company’s website (https://evansbancorp.q4ir.com), which can be found by clicking on “Governance”, then “Governance Documents”. The Company intends to post amendments to or waivers from its code of ethics at this location on its website.

Corporate Governance

Board Meetings and Attendance at Board of Director and Committee Meetings. The Company’s Board of Directors met ten times during fiscal 2022, including one strategic planning meeting. Each incumbent director attended at least 75% of the aggregate of: (1) all meetings of the Company’s Board of Directors (held during the period for which he or she served as a director) and (2) all meetings held by the committees of the Company’s Board of Directors on which he or she served (during the periods that he or she served).

Availability of Committee Charters and Other Corporate Governance Documents. Current copies of the written charters for the Audit Committee, the Human Resource and Compensation Committee, and the Corporate Governance and Nominating Committee, copies of the Company’s “Chief Executive Officer/Treasurer/Controller Code of Ethics” and the “Code of Conduct,” the “Policy for Communication to the Board of Directors,” and the “Employee Complaint Procedure for Accounting and Auditing Matters” are available in the Governance Documents section of the Company’s website (https://evansbancorp.q4ir.com), which can be found by clicking on “Governance”, then “Governance Documents”.

 Board of Director Committees

The Company’s Board of Directors has four standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Human Resource and Compensation Committee and the Enterprise Risk Committee. The members of each committee have been nominated by the Chairman of the Board of Directors and approved by the full Board. The names of the members of the Audit Committee, the Human Resource and Compensation Committee, the Corporate Governance and Nominating Committee, and the Enterprise Risk Committee together with a brief description of their functions, are set forth below.

Audit Committee:

Michael J. Rogers, Chair	Nora B. Sullivan

James E. Biddle, Jr.	Lee C. Wortham

Christina P. Orsi

The Audit Committee met five times during fiscal 2022. The Audit Committee is responsible for reviewing the financial information of the Company that will be provided to shareholders and others, overseeing the systems of internal controls which management and the Board of Directors have established, selecting and monitoring the performance of the Company’s independent auditors, and overseeing the Company’s audit and financial reporting processes. The Board of Directors has determined that James E. Biddle, Jr., Michael J. Rogers, Nora B. Sullivan and Lee C. Wortham each qualify as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Each member of the Audit Committee is an “independent director” in accordance with applicable NYSE American listing requirements, including the heightened independence requirements applicable to Audit Committee members, and Rule 10A-3(b)(1) under the Exchange Act. The Board of Directors has adopted an Audit Committee Charter, which is available in the Governance Documents section of the Company’s website at (https://evansbancorp.q4ir.com), which can be found by clicking on “Governance”, then “Governance Documents”.

Human Resource and Compensation Committee:

Jody L. Lomeo, Chair from April 2022	Christina P. Orsi
Thomas H. Waring, Jr., Chair until April 2022	David R. Pfalzgraf, Jr.

Kimberley A. Minkel	Lee C. Wortham

The Human Resource and Compensation Committee met four times during fiscal 2022. The Human Resource and Compensation Committee is responsible for administering the Company’s 2019 Long-Term Equity Incentive Plan and awarding new grants and performance measures thereunder, for administering the Evans Excels Performance Incentive Plan, the Employee Stock Purchase Plan, the Executive Severance Plan, the SERP Plans (defined below), the Deferred Compensation Plan, and the Executive Incentive Retirement Plan, for making such determinations and recommendations

Board of Director Committees

as the Human Resource and Compensation Committee deems necessary or appropriate regarding the remuneration and benefits of employees of the Company and its subsidiaries, and, in addition, for reviewing with management the Compensation Discussion and Analysis and providing a report recommending to the Board of Directors whether the Compensation Discussion and Analysis should be included in the Proxy Statement.

The Human Resource and Compensation Committee has the authority to act on behalf of the Board of Directors in setting compensation policy, administering Board or shareholder-approved compensation plans, approving benefit programs and making decisions for the Board with respect to compensation of senior management. Except as otherwise required by the applicable rules of the SEC or the NYSE American, the Human Resource and Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Human Resource and Compensation Committee, the Board or members of management. As discussed in more detail below under “Compensation Discussion and Analysis,” the Company’s executive officers may attend Human Resource and Compensation Committee meetings to present data and analysis and to make recommendations regarding compensation, benefit plans and promotions for executive officers other than the President and CEO. The Human Resource and Compensation Committee, on an annual basis, reviews and approves corporate goals and objectives relevant to CEO and other officer compensation, evaluates the performance of the CEO and the other executive officers in light of those goals and objectives, and determines and recommends compensation levels for the CEO and the other executive officers to the full Board of Directors based on this evaluation.

The Human Resource and Compensation Committee also has the authority to review and recommend to the full Board for approval director compensation, including board fees, committee fees and additional compensation, and awards of restricted stock.

In carrying out its duties, the Human Resource and Compensation Committee has the authority to retain, at the Company’s expense, to oversee the work of, and to terminate, a compensation consultant. The Human Resource and Compensation Committee also has the authority to retain independent counsel and other advisors at the Company’s expense. During 2022, the Human Resource and Compensation Committee engaged McLagan of Aon Plc (“McLagan”), an independent firm, for one engagement to analyze the Company’s salary, short-term and long-term incentive spend against peer bank information.  The details of this engagement are discussed within the Executive Compensation section of this document and include material elements of the instructions given to the compensation consultant, and its recommendations.

The Human Resource and Compensation Committee reviews and re-approves, on an annual basis, its committee charter and the Company’s executive compensation philosophy, which is described in greater detail below. The Human Resource and Compensation Committee also conducts an annual self-assessment to confirm the Human Resource and Compensation Committee’s satisfactory completion of its responsibilities under its committee charter.

The Board of Directors has determined that each of the members of the Human Resource and Compensation Committee is an “independent director,” in accordance with applicable NYSE American listing requirements, including the heightened independence requirements applicable to compensation committee members. The Board of Directors has adopted a Human Resource and Compensation Committee Charter, which is available on the Company’s website at (https://evansbancorp.q4ir.com), by clicking on “Governance”, then “Governance Documents”.

Board of Director Committees

Corporate Governance and Nominating Committee:

Michael A. Battle, Chair from April 2022	Nora B. Sullivan

David R. Pfalzgraf, Jr., Chair until April 2022	Thomas H. Waring, Jr.

Jody L. Lomeo	Lee C. Wortham

The Corporate Governance and Nominating Committee met four times during fiscal 2022. Its purpose is to assist the Board in developing and implementing corporate governance guidelines for the Company, and to provide oversight of the corporate governance affairs of the Company, including strategic planning. It is also charged with the responsibility of identifying and recommending to the Board candidates for director nominees to be presented to the shareholders for their consideration at the Annual Meetings of Shareholders, and to fill vacancies on the Board of Directors. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee is an “independent director,” in accordance with applicable NYSE American listing requirements. The Board of Directors has adopted a Corporate Governance and Nominating Committee Charter, which is available in the Governance Documents section of the Company’s website at (https://evansbancorp.q4ir.com), which can be found by clicking on “Governance”, then “Governance Documents”.

The Company’s bylaws set out the procedure to be followed by shareholders desiring to nominate directors for consideration at an annual meeting of shareholders. Under the Company’s bylaws, shareholder director nominations must be submitted to the Secretary of the Company in writing not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Corporation; provided, however, that if the date of the annual meeting is advanced or delayed more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.  Such notification shall contain the following information: (a) name and address of each proposed nominee; (b) the principal occupation of each proposed nominee;  (c) the name and residence address of the notifying shareholder; (d) the number of shares of capital stock of the Corporation beneficially owned by the notifying shareholder and each nominee; and (e) any other information relating to each such nominee or the proposal that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to, information required to be disclosed by Items 4, 5, 6 and 7 of Schedule 14A to be filed with the Securities and Exchange Commission (or any successors of such items or schedule). Nominations or other business not made in accordance herewith may, in his or her discretion, be disregarded by the presiding officer of the meeting, and upon his or her instruction, the vote tellers may disregard all votes cast for each such nominee.  In the event the same person is nominated by more than one shareholder, the nomination shall be honored, and all shares of capital stock of the Corporation shall be counted if at least one nomination for that person complies herewith. Candidates for nomination to the Board of Directors shall meet such criteria as may be established from time to time by the Board of Directors or a duly authorized committee thereof.

Board of Director Committees

The process whereby the Corporate Governance and Nominating Committee identifies director candidates may include identification of individuals well-known in the community in which the Company operates and individuals recommended to the Corporate Governance and Nominating Committee by current directors or officers who know those individuals through business or other professional relationships, as well as recommendations of individuals to the Corporate Governance and Nominating Committee by shareholders and customers. The Company has not historically received director candidate recommendations from its shareholders. However, the Corporate Governance and Nominating Committee will consider qualified nominees recommended by shareholders, and there is no difference in the manner in which the Corporate Governance and Nominating Committee will evaluate director candidates recommended by shareholders, as opposed to director candidates presented for consideration to the Corporate Governance and Nominating Committee by directors, officers or otherwise. The Corporate Governance and Nominating Committee, in conjunction with the CEO, maintains a list of potential director candidates based upon community reputation and contacts, record of accomplishments, and skill set. Additionally, the Corporate Governance and Nominating Committee reviews committee and Board assessments for competencies and needs and seeks to identify candidates that will assist in the continued development and enhancement of the Board of Directors. In its evaluation of prospective director candidates, the Corporate Governance and Nominating Committee considers an individual’s independence (as defined in the listing rules of the NYSE American), as well as his or her skills and experience relative to the needs of the Company. Director candidates meet personally with the members of the Corporate Governance and Nominating Committee and are interviewed to determine their satisfaction of the criteria referred to above. Although the Company has no policy regarding diversity, the charter of the Corporate Governance and Nominating Committee provides that diversity is one of the criteria it may consider when selecting individuals to recommend for Board membership, together with independence, sound judgment, skill, integrity, willingness to make the required time commitment, understanding of financial statements and knowledge of and experience in the Company’s and its subsidiaries’ businesses, and the interplay of a candidate’s experience with the experience of other members of the Board of Directors.

Board of Director Committees

Enterprise Risk Committee:

Nora B. Sullivan, Chair	Kimberley A. Minkel

Michael A. Battle	David J. Nasca

James E. Biddle, Jr.	Michael J. Rogers

Kevin D. Maroney	Lee C. Wortham

Robert G. Miller, Jr.

Consistent with guidance from our primary regulator, our Board delegated oversight of enterprise risk management to an Enterprise Risk Committee (“ERC”) comprised of nine Directors.  The ERC meets at least monthly throughout the year and reports its findings and observations to the full Board on an ongoing basis.  We also have a Chief Risk Officer, who reports on matters involving enterprise risk to the ERC.

The ERC is responsible for overseeing and approving company-wide risk management practices throughout the Company, overseeing management’s risk assessment process and risk management infrastructure, reviewing management’s risk-management framework in the context of the Company’s size and business activities, and advising on risks that the Company may face. The ERC will review and discuss with management, at least annually, the Company’s risk governance structure and the Company’s risk management and risk assessment guidelines and policies regarding market, credit, operations, liquidity, funding, reputation, cybersecurity and franchise risk, and the Company’s risk tolerance. The ERC will review at least quarterly the major risk exposures of the Company and its business units against established risk management methodologies and targets. The Board’s role in the Company’s risk oversight process includes receiving reports, at least quarterly, from members of senior management on areas of material risk to the Company, including operational, financial, credit, liquidity, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. The Board’s role in the Company’s risk oversight process has not directly impacted its leadership structure.

Data Protection and Cybersecurity

Our Chief Information Security Officer (“CISO”) team has developed and implemented policies, procedures and controls throughout our organization that seeks data security, while allowing speed and flexibility for our customers and associates.  During 2022, we conducted numerous information security training programs for our associates, as well as targeted exercises to reinforce the importance of information security.  When appropriate, we educate our customers about emerging cyber security threats to prevent fraud or data loss.

The CISO team has established controls and standards consistent with National Institute of Standards and Technology (“NIST”).  NIST is a unit of the U.S. Commerce Department that promotes and maintains measurement standards.  It also has active programs for encouraging and assisting industry and science to develop and use these standards.  Our cybersecurity environment is evaluated annually using the Federal Financial Institution Examination Council’s Cybersecurity Assessment Tool to assess our risk.

 Director Compensation

Director Compensation Philosophy. The Company’s director compensation program is designed to provide a compensation amount and structure that will attract and retain highly competent, skilled and engaged individuals for Board service. To ensure that its director compensation program remains competitive but appropriate, the Human Resource and Compensation Committee reviews director compensation, on an annual basis, against the same proxy peer group as that used in the review of executive compensation, as described below under “Executive Compensation – Compensation Discussion and Analysis.” The desired total director compensation is at the 50th percentile of the proxy peer group and is delivered in both cash and equity. While many of the companies in our proxy peer group do not rely on equity compensation for their directors, the Human Resource and Compensation Committee believes that using a mix of cash and equity compensation aligns director compensation with long term shareholder value, while at the same time providing directors with an appropriate compensation for their service.

Director Fees. Each director of the Company also serves as a member of the Board of Directors of the Bank. Non-employee directors do not receive compensation for attending meetings of the Bank’s Board, but do receive committee meeting fees. It is the policy of the Board that employee directors are not paid for their service on the Company’s or the Bank’s Board of Directors in addition to their regular employee compensation.

During fiscal 2022:

•Non-employee directors were paid a retainer at the rate of $1,708 in cash, payable on a monthly basis, and $1,708 per month in shares of restricted stock payable as a lump sum grant equal to $20,500 at the January board meeting. The number of shares of restricted stock awarded is calculated by dividing $20,500 by the closing price for a share of the Company’s common stock on the NYSE American on the date of grant. In January 2022, each non-employee director received a grant of 502 shares of restricted stock, at a grant date fair value of $40.85 per share, for service during 2022. Each restricted stock grant vests 100% on the first anniversary of the grant date, subject to full acceleration of vesting upon an individual’s death, disability, retirement or involuntary termination in connection with a change in control of the Company. Vesting of restricted stock grants is accelerated on a pro-rated basis upon the individual’s resignation.

•Non-employee directors were paid an annual cash retainer fee per committee as follows, with the fee paid over the course of the year in 12 equal monthly installments. In recognition of their heightened responsibilities, each committee chairperson is entitled to an annual retainer as described below. Members of the Enterprise Risk Committee did not receive an annual retainer and instead were paid per meeting attended, as set forth below.

•Audit Committee: Chairperson $6,750, Member $3,750

•Human Resources and Compensation Committee: Chairperson $4,750, Member $3,150

•Corporate Governance and Nominating Committee: Chairperson $3,350, Member $2,150

•Enterprise Risk Committee: Chairperson $800 per meeting, Member $600 per meeting

•Non-employee directors received $600 for attendance at a strategic planning meeting held outside of normal scheduled Board meetings and regular committee meetings.

•In addition to the annual service fee described above and Board meeting fees, the individual serving as Chairman of the Company’s Board of Directors and the Bank’s Board of Directors is entitled to receive an annual fee of $40,000. He or she does not receive committee meeting fees while serving as Chairman.

•In addition to the annual service fee described above and Board and committee meeting fees, the individual serving as Vice Chairman of the Company’s Board of Directors and the Bank’s Board of Directors is entitled to receive an annual fee of $10,000, which was increased from $5,000 in 2021. This increase was made after review of the proxy peer group compensation which showed the $5,000 value placed the Vice Chairman in the 40th percentile, which is below the Company’s director compensation philosophy of paying in the 50th percentile.

Director Compensation

Director Compensation. The following table provides information with regard to the compensation paid to the Company’s non-employee directors for their service during the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (4)	Total ($)
Michael A. Battle	32,950	20,507	-	53,457
James E. Biddle, Jr.	31,943	20,507	-	52,450
Jody L. Lomeo	26,733	20,507	-	47,240
Kevin D. Maroney	30,100	20,507	-	50,607
Robert G. Miller, Jr.	28,900	20,507	-	49,407
Kimberley A. Minkel	33,250	20,507	-	53,757
Christina P. Orsi	27,400	20,507	-	47,907
David R. Pfalzgraf, Jr.	26,300	20,507	-	46,807
Michael J. Rogers	46,250	20,507	-	66,757
Nora B. Sullivan	37,600	20,507	-	58,107
Thomas H. Waring, Jr.	26,517	20,507	-	47,024
Lee C. Wortham	60,500	20,507	-	81,007

(1)Includes the aggregate amount of the cash retainer, plus all committee and/or chairmanship fees and meeting fees paid to each director for service in 2022.

(2)Reflects the fair value of the awards at grant date, in accordance with FASB ASC Topic 718 for financial statement reporting purposes. For additional information as to the assumptions made in valuation, see Note 14 to the financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Amounts shown in the table are based on the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that may be realized by the directors.

(3)The following reflects all equity awards granted to each director that were outstanding as of December 31, 2022:

02

Name	Stock Awards (#)

Michael A. Battle	502

James E. Biddle, Jr.	502

Jody L. Lomeo	502

Kevin D. Maroney	502

Robert G. Miller, Jr.	502

Kimberley A. Minkel	502

Christina P. Orsi	502

David R. Pfalzgraf, Jr.	502

Michael J. Rogers	502

Nora B. Sullivan	502

Thomas H. Waring, Jr.	502

Lee C. Wortham	502

  All equity awards granted to each director had a grant date fair value of $40.85.

(4)The Company maintains a non-qualified deferred compensation plan whereby the directors may elect to defer 1% to 100% of their fees until retirement or termination of service. The Company credits such deferrals at a rate determined at the beginning of each plan year equal to 1% over the prime rate as of each January 1st. This column reflects amounts credited under the deferred compensation plan during 2022 at interest rates greater than 120% of the applicable federal long-term rate then in effect. Only the above-market portion of interest credited to the participating directors’ accounts has been reported.

Evans Bank Corporate Social Responsibility Report 2022

As a community bank, Evans is embedded in the neighborhoods and communities we serve. Throughout our Western New York footprint, our neighbors continue to rebound from a global pandemic that disrupted work and family life, shuttering businesses and impacting the local and national economy. Western New York is known for its resilience, and Evans shares that attribute and remains more committed than ever to playing a role in its resurgence.

As one of the last locally headquartered community financial institutions in the region, Western New York is not just another market to us.  It is our company’s birthplace, and more importantly, our home.

In 2022, that home experienced the best and worst of humanity as Buffalo found itself the focus of the nation as we faced unspeakable tragedy and unparalleled resilience.

On May 14, 2022, a racist gunman killed ten Buffalonians who were shopping in a neighborhood grocery store.  Adding to the tragedy was the fact that the assailant traveled to Buffalo to commit this heinous crime, selecting the neighborhood because of its predominantly black population.  As a result, the tragedy brought to a head the long-simmering issues of race, segregation and inequity in Buffalo. Rather than further divide the community, the resilience of our people prevailed. There has been an outpouring of support and concern from across the nation, bringing a renewed focus on these issues and underscoring actions needed to stop such practices, which had kept so many of our neighbors struggling. Over 40% of Buffalo residents live with oppressive poverty on a daily basis and have had limited opportunities for advancement.

Evans quickly contributed $100,000 to the Buffalo Together Community Response Fund, managed by the Community Foundation and the United Way of Buffalo & Erie County.  This collaborative effort is built upon the community’s desire to take action to support Black-led organizations on the frontlines of addressing immediate needs, long-term neighborhood rebuilding, and systemic issues that have marginalized communities of color.

Ironically, the May 14th tragedy came during a time of great progress for East Buffalo, which had been benefitting from an influx of public/private investments in the area.  Of note, this was the fourth year of Evans Bank’s five-year $100,000 pledge to East Side Avenues, which creates paths to prosperity through commercial, historic and human investment.  Those investments have begun to bear fruit with advances on several projects including the Michigan Street African-American Heritage Corridor, Central Terminal and the Broadway Market.

Philanthropy

This past year was our biggest yet for philanthropic gifts, as we made $400,000 of total charitable contributions. Donations were made throughout our markets and included funding in support of first-time homeownership, education, economic development, small business technical assistance, poverty reduction, and racial justice initiatives.

Several of Evans Bank’s long-term investments played critical roles in assisting some of our neediest neighbors in managing through this year:

•

Our Westminster Commons branch, located in Westminster Commons Senior Community--an $84 million affordable housing complex financed by Evans Bank-- not only continued to provide financial services to residents of one of Buffalo’s most underserved neighborhoods, but also provided financial education for adults and youth including homeownership preparation and money management. Over 40 Evans associates participated in events for area residents, including neighborhood beautification, serving Thanksgiving dinner and a holiday party for seniors.

•

Involvement in the Westminster Commons neighborhood led us to initiate, in conjunction with the City of Buffalo, the Adams Street Infill Housing initiative. This effort to build seven market-rate single family homes on vacant lots in East Buffalo, is the first such effort in the area and a prototype for similar developments in other city neighborhoods.

Corporate Social Responsibility

•

Evans has partnered with the Greater Rochester Housing Partnership in the City of Rochester’s innovative “Buy the Block” program, developing new, single-family, high-quality homes for qualified residents to purchase with affordable mortgages, with an overall goal of building up to 100 new homes in under-invested areas of the City and assisting current homeowners in implementing home improvements through grants and free consultation, including roofing and exterior façade repairs.

•

In recognition that 11.8% of our population is considered food insecure, Evans donated $27,500 to support FeedMore WNY in 2022, through donations to its capital campaign and sponsorship of their Walk Off Hunger event. Through its food bank distribution center, partner hunger-relief agencies, home-delivered meal program and other targeted feeding programs, FeedMore WNY alleviates hunger throughout the community.

•

The Evans Financial Fitness program conducted more than 50 in-person and virtual workshops in 2022, with over 80% of those directed toward underserved individuals or organizations in low- and moderate-income neighborhoods.

Work/Life Solutions

In 2018, Evans Bank and the United Way of Buffalo & Erie County partnered to create Work/Life Solutions. This workforce support program was based on a national model and helped employees of participating companies to deal with outside-of-work issues that threatened to distract them from their work or even impede their ability to maintain a job.

During the pandemic, Work/Life Solutions made it possible for essential workers –including health care workers, manufacturers and social service providers—to get the support they needed to continue to be on the front lines assisting others. In addition, the program provides a critical safety net for women, single parent families and others who do not have support networks.

Since its initial investment, Evans has contributed a total of $600,000 to the program over four years. Work/Life Solutions now serves nine employers and nearly 2500 employees, has a staff of 3.5 full-time employees and has been held up as a national model. It provides resource referrals from dedicated social workers, financial education, and a loan and savings program in which loans up to $1,000 are repaid through payroll deduction, allowing borrowers to establish or improve credit and build savings. The Office of the Comptroller of the Currency has encouraged banks to offer small dollar loans, and Evans has been acknowledged for innovation and leadership in this area.

Of the 500+ loans that have been made to date, over 150 borrowers have kept their savings accounts open and active after their loans were fully paid and have saved over $50,000—funds that will have an impact on their ability to deal with future emergencies.

Corporate Social Responsibility

Community Reinvestment

Evans currently holds an “Outstanding” Community Reinvestment Act rating for 2015-18 and is awaiting the results of its 2019-2021 CRA exam. The Bank is proud of its mortgage/small business lending, community development loans, investments, and service to our communities, with special attention on low- and moderate-income neighborhoods. In 2022, Evans made an investment of $1 million in the Home Headquarters landlord lead abatement program to assist in the remediation of lead paint in older Buffalo housing stock, which is negatively impacting young children. A $250,000 investment was made in the WNY Impact Fund, which helps identify equity opportunities that will provide a social and financial return and aims to improve both the economy and quality of life in Western New York.

Adams Street Infill Housing

After opening the Westminster Commons branch in East Buffalo in 2021, we met with local residents to identify areas of concern. The number of vacant lots in the neighborhood, which negatively impacts property values and livability, was a primary issue. Evans collaborated with the City of Buffalo Office of Strategic Planning, the local land bank, a local developer and a minority/women-owned realty company to embark on a program to build new market-rate housing adjacent to our branch. This is the first such project, and we hope it becomes a model which is replicated in other challenged neighborhoods.

Sponsorship support of nonprofits

In addition to our philanthropic efforts, Evans also supports a number of non-profit organizations through sponsorship of fundraising events.  In 2022, this support exceeded $100,000 and was pledged to cultural organizations such as Shea’s Performing Arts Center and Darwin Martin House; civic causes including the Buffalo Urban League, area Chambers of Commerce and Rotary Clubs; children’s charities such as Make-A-Wish, Boys & Girls Clubs and Junior Achievement; and environmental causes including the Erie County Agricultural Society. Evans also reinforced its commitment to diversity by sponsoring events such as the Buffalo Juneteenth celebration, Pride events in Buffalo and Rochester, and the Puerto Rican/Hispanic Day Parade, as well as the Tee It Up for the Troops fundraiser for veterans’ services.

Corporate Social Responsibility

Volunteerism

Understanding and supporting our community has always been a priority. We provide associates the opportunity to use paid time off to perform community service activities in their choice of ways and in 2022, this amounted to nearly 5,000 hours of service. Our efforts are designed to enrich the lives of not only those who are in need but also the lives of associates who participate in these meaningful and rewarding opportunities. As we move forward, we will continue to embrace service and approach it in a manner consistent with our philosophy by focusing on our associates, clients, and community.

Products and Services

The major metropolitan areas in our market, Buffalo and Rochester, both have poverty rates over 30%. As a financial institution, Evans has a unique opportunity to design and provide products and services that are responsive to the specific needs of our communities:

•

The Evans Affordable Mortgage is a mortgage product that offers underwriting flexibility, rate discounts, and closing cost assistance (lender credit) to qualified borrowers who meet specific income criteria.  Buyers may borrow up to 97% of the subject property’s value and are not obligated to obtain private mortgage insurance. A Homebuyer Counseling Certificate is required for first time homebuyer purchases. This product may be used for purchase, rate-term refinances, and rehab financing.

•

The Evans Neighborhood Mortgage offers underwriting flexibility and rate discounts, as well as closing cost assistance (lender credit) to qualified borrowers whose subject property is located within a low- and moderate-income census tract based on Federal Financial Institutions Examination Council (FFIEC) target areas.  Borrowers are not obligated to obtain or bear the expense of private mortgage insurance. This product may be used for purchase, rate-term refinances, and rehab financing.

•	Work/Life Solutions loan and savings program (see sidebar).
•

Fee elimination/reductions. In the later part of 2022, Evans announced significant changes to our overdraft services, including a limit on the number of per item overdraft fees per day (reduced to three), the elimination of the per day extended overdraft fee, and a reduction of NSF/Overdraft fees.  We also added the ability for clients to link a savings or money market account to their checking account to help prevent overdrafts at no additional cost.  In 2023, we will be rolling out a new BankOn Certified, overdraft-free checking account.

•	Translation Services. In service to the increasing refugee and immigrant population, Evans saw a four-fold increase in utilization of translation services in 2022.
•	In 2020, we enhanced our Unsecured Consumer Loan product to better align with the needs of area residents of limited means, allowing for greater debt-to-income with a correlating credit score.

Environment

Evans Bank has increased its commitment to the environment by consolidating three older, less energy-efficient offices into our new headquarters facility which provides improved energy-efficiency and occupancy.  The Bank has also made several investments in environmental causes including GoBike Buffalo, which promotes an active mobility culture within connected and sustainable communities. The organization has renewed its focus on East Buffalo to ensure that residents have clean efficient transportation options.

Corporate Social Responsibility

Human Capital

As of December 31, 2022, Evans employed 379 full-time equivalent employees. At that time, the average tenure of all full-time associates was approximately 6.5 years while the average tenure of executive officers was approximately 13.7 years. We believe our employee relations to be good, as evidenced by the Great Places to Work designation detailed elsewhere in this report.

Oversight of Evans’ corporate culture is an important element of the Board of Directors’ oversight of risk because our people are critical to the success of our corporate strategy. The Board sets the tone and holds senior management accountable for embodying, maintaining, and communicating the Company’s culture to associates. In that regard, our culture is designed to embrace associates and create opportunities. We uphold that principle in everything we do. That commitment has been a central pillar in our approach to associates and the communities we have proudly served for over 100 years. Our culture is designed to adhere to Evans’ values of integrity, valuing others, talent, passion, ownership and alignment, and customer focus. In keeping with those values, we expect our people to treat each other and our clients with the highest level of honesty and respect and go out of their way to do the right thing. We dedicate resources to attract, develop and retain talented, diverse employees; promote an inclusive and safe workplace free of any form of discrimination or harassment; foster a culture of integrity, caring and excellence; and reward and recognize associates based on their individual results and performance as well as that of their department and the Company overall. We seek to design careers that are fulfilling, with competitive compensation and benefits alongside a positive work-life balance. We also dedicate resources to fostering professional and personal growth with continuing education, on-the-job training, and development programs.

Our associates are key to our success as an organization. We are committed to attracting, retaining and promoting top quality talent regardless of race, color, creed, religion, sex, national origin, age, disability, marital status, military and protected veteran status, sexual orientation, victims of domestic violence, gender identity, genetic information or predisposition or carrier status and any other category protected by law.  We are dedicated to recognizing and respecting all the characteristics and differences that make each of our associates unique and add diverse perspectives that reflect all those we serve.

Our People

We are committed to ensuring that an inclusive culture is a strategic priority. One of our strategic plan goals is building the preeminent community financial institution, admired for performance, culture, integrity and talent. Through these efforts, our associates have certified Evans as a Great Place to Work® again in 2022 with an 87% engagement score and 85% of associates saying they consistently feel a sense of belonging, which we measure as the rate of inclusion within our culture. Our team realized a 13% increase in ethnic minority associates through concentrated recruitment efforts.

Associate Survey Highlights

•	Over 90% of associates feel they are treated fairly regardless of their sexual orientation, race, gender or age
•	92% feel good about the ways Evans contributes to the community
•	89% say people at Evans care about each other
•	89% say when they look at what we accomplish, they feel a sense of pride

Inclusion Diversity, Equity and Awareness

We believe employing a diverse workforce enhances our ability to serve our clients and our communities.  Evans made significant strides this year in its commitment to Inclusion, Diversity, Equity and Awareness (IDEA) as we focused on driving the overall development, implementation, and communication of our Inclusive Strategic Plan. The Company also expanded its Supplier Diversity program to ensure that minority and women-owned businesses were bidding on and securing business from Evans, and it is ahead of target in all metrics.

Corporate Social Responsibility

Pay Parity

We strive to provide a safe and rewarding work environment for our team.  We demonstrate this through an inclusive culture that continues to achieve pay parity between genders for those who identify as male or female, and across race and ethnic backgrounds.  For us, pay parity means ensuring associates in the same job grade are paid relative to one another, regardless of their gender, race or ethnicity.  We are proud to recognize pay parity and the efforts taken to ensure that equality in pay remains at the forefront at Evans.

Careers and Development

A career at Evans is one where individual influence and impact is accelerated through cross functional collaboration and teamwork. We come together to assist clients with customized and value-added financial solutions. We respect and welcome the uniqueness of individuals and achieve our goals through the efforts of committed associates throughout our organization. Through our talent development and coaching environment, 16% of associates attained career advancement in 2022.

Job Growth

Evans continues to be a contributor to the Western New York economy, providing employment to nearly 400 individuals in the region. Since 2019, we have added over 65 jobs in the Western New York and Rochester areas.  Our median salary is $66,152 with a comprehensive suite of employee benefits including health, dental, vision and life insurances, in addition to retirement planning vehicles. In 2022, Evans implemented a student loan reimbursement program that saved associates approximately $40,000 in student loan principal and interest payments during the year.

Diversity in Governance and Management

Having diverse governance and management teams that represent the multifaceted perspectives of our community is of great importance to us.  We continue to build upon our 41% diverse representation among senior management and 31% within our Board of Directors.

Associate Training

To ensure that all associates are free from harassment or discrimination on the basis of sex, gender or any other basis, Evans maintains a zero-tolerance policy regarding harassment or discriminatory conduct. Our Non-discrimination and Anti-harassment Policy prohibits harassment or discrimination by a supervisor, employee, client/customer, visitor, or representative of business with whom we interact as part of our job responsibilities. At least annually, Evans provides training for all staff and informs each registered vendor of our commitment to anti-harassment, non-discrimination and equal employment practices, as well as our commitment to diversity and inclusion and the role they have in these areas. In addition, 100% of associates complete training to review our Code of Conduct Policy which details ethical behavior the Company expects of every associate and Board Member.

Corporate Social Responsibility

Continuing Commitment

As we enter 2023, Evans remains committed to serving clients, associates, shareholders and communities and to ensuring that we are making a positive difference for all whom we serve.

Human Resource and Compensation
Committee Interlocks and Insider
Participation

The members of the Human Resource and Compensation Committee during 2022 were: Jody L. Lomeo (Chair from April 2022), Kimberly A. Minkel, Christina P. Orsi, David R. Pfalzgraf, Jr., Thomas H. Waring, Jr. (Chair until April 2022), and Lee C. Wortham. None of the members of the Human Resource and Compensation Committee was, during fiscal 2022 or previously, an officer or employee of the Company or any of its subsidiaries, and no member had a relationship requiring disclosure under “Transactions With Related Persons,” below.

During fiscal 2022, none of the Company’s executive officers served on the compensation committee (or equivalent) or on the board of directors of another entity with “interlocking” relationships requiring disclosure under applicable SEC rules.

Human Resource and Compensation
Committee Report

The information contained in this Human Resource and Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Human Resource and Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Human Resource and Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Human Resource and Compensation Committee

Jody L. Lomeo, Chair from April 2022	Christina P. Orsi

Thomas H. Waring, Jr., Chair until April 2022	David R. Pfalzgraf, Jr.

Kimberley A. Minkel	Lee C. Wortham

Executive Compensation

Compensation Discussion and Analysis

Compensation Discussion and Analysis Table of Contents	Executive Summary	40
	Executive Compensation Philosophy	42
	Compensation Program Objectives and Overview	42
	Role of the Human Resource and Compensation Committee	42
	Role of Executive Officers	43
	Role of Compensation Consultants	43
	Benchmarking Analysis	44
	Compensation Recovery Policy	45
	Elements of Executive Total Compensation	45
	Employment Agreement	51
	Post-Termination Compensation	51
	Executive Severance Plan	52
	Tax and Accounting Considerations	52
	Say On Pay	52
	Risk Assessment	53
	Summary Compensation Table	53
	Grants of Plan Based Awards	54
	Employment and Change in Control Agreements with our NEOs	55
	Pay Versus Performance Table	63

The following discussion provides an overview of the Company’s executive compensation program, including its philosophy and objectives, and the rationale for the Human Resources and Compensation Committee’s compensation decisions related to the following executives referred to in this discussion as “Named Executive Officers” (“NEOs”) for 2022:

Name	Title

David J. Nasca	President and Chief Executive Officer of the Company and the Bank

John B. Connerton	Treasurer of the Company and Executive Vice President and Chief Financial Officer of the Bank (principal financial officer)

Aaron M. Whitehouse	Senior Vice President of the Bank and President of The Evans Agency, LLC

Executive Summary

The Company’s performance during 2022 demonstrates the strength of our growth and business development strategy, continuation of investing in strategic focus areas, and utilizing technology to enhance efficiency.  During 2022, the Company benefited from solid commercial loan growth, expanded net interest margin, and an improved efficiency ratio.

 2022 Performance Financial Highlights

Strategic Highlights

COMMERCIAL AND RESIDENTIAL LENDING

•The bank successfully weathered rapidly shifting economic conditions and performed by delivering record commercial loan originations of $365 million at significantly improved rates

•Continued to expand in the Rochester market as evidenced by 26% of total commercial originations produced by the Rochester team

EVANS INSURANCE AGENCY

•We saw strong account retention, price hardening and a good level of new business attraction.  This resulted in 6% commercial insurance growth and 2% personal lines growth, offsetting the loss of revenue from the discontinued operations of our insurance claims service business

TECHNOLOGY EVOLUTION

•Aligned to focus on advancing customer experience, operational efficiency and scalability

•Leverage robotic process and workflow automation and evaluate opportunities to partner with financial technology providers as part of our overall digital transformation strategy

•Goal to deliver strong and stable IT support for Bank growth

FOCUS ON TALENT

•Talent and culture are true differentiators for Evans and key determinants for our success

•Learning and development efforts, combined with consistent company and manager-led communication and programs, and focus on team empowerment and diversity

•Concentrated heavily on preparing our team for the continuously changing environment and future technology enhancements

COMMUNITY

•This past year was also our largest yet on the philanthropy side as we made $400,000 in total charitable contributions. This included $100,000 to the Buffalo Together 514 Community Response Fund, established in collaboration with local funding organizations, 100 local and national foundations and corporations, and over 2,000 community members after the mass killing of 10 innocent people in a racist attack in East Buffalo

•Continue to support community projects and contribute our resources and business expertise to programs and entities that enrich our community

Executive Compensation

Executive Compensation Philosophy

The Company seeks to align the interests of its NEOs with the interests of its shareholders. The Company’s executive compensation program is designed to reflect and further the Company’s Strategic Plan objectives and reward executives for performance as measured against short-term goals, long-term sustained results to the Company’s shareholders, and the Company’s core values. The Company continues to design and monitor its compensation programs to further ensure that those programs are aligned with these objectives and reflect emerging best practices while at the same time avoiding the encouragement of excessive or unnecessary risk taking.

Key features of the Company’s executive compensation program are:

•A substantial percentage of short-term and long-term incentive compensation is tied to key corporate and individual performance goals established by the Human Resource and Compensation Committee to align the interests of NEOs with those of the Company’s shareholders.

•Compensation criteria are structured so that achievement of corporate and individual goals does not encourage excessive risk-taking through the use of guardrails, which provide a top and bottom metric to monitor performance, and a mix of performance metrics, which reduce the risk associated with any single performance metric.

•Performance-based compensation paid to our executive officers is subject to a “clawback” policy, providing for the return of incentive compensation in the event of a restatement of our financial statements involving fraud or illegal conduct.

•No tax “gross-ups” resulting from, but not limited to, a change in control, are provided in any employment or other agreement with our NEOs.

•Limited perquisites and personal benefits which are in place only when supporting a demonstrated business purpose. No excessive perquisites are provided to executive officers.

•Change in control provisions in the Company’s and the Bank’s employment and other agreements with its NEOs provide for payment of severance benefits, including accelerated vesting of stock options and restricted stock, only upon termination of employment without cause or voluntarily resignation due to job diminishment in connection with a change in control (a so-called “double-trigger” event).

•Except for certain corporate transactions described in section 4.4 of the 2019 Long-Term Equity Incentive Plan, and reductions of the exercise price of a stock option approved by the Company’s shareholders, neither the Committee nor the Board have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of a stock option granted under the Plan.

•Our Insider Trading Policy prohibits directors and executive officers, including NEOs, from engaging in any hedging or monetization transactions involving the Company’s securities.

Compensation Program Objectives and Overview. The objective of the Company’s executive compensation programs is to attract, develop and retain executive officers capable of effectively leading the Company and maximizing performance for the benefit of the Company’s shareholders.

Role of the Human Resource and Compensation Committee. The Committee is composed solely of independent directors of the Company. It is responsible for all policies, practices and governance related to director and executive compensation and oversees the executive compensation program for our NEOs. As part of this responsibility, the Committee, on an annual basis, reviews and approves corporate goals and objectives relevant to executive compensation, and reviews and evaluates the performance of each of the senior executive officers, including the NEOs, in respect to those goals and objectives.  Compensation for the NEOs is reviewed and approved by the Committee during the first quarter of each year based on performance during the prior year. Base salary is reviewed a second time, typically during the third fiscal quarter, to determine whether an individual’s performance merits a further increase, or to address other competitive changes that occur later in the fiscal year. The Committee administers, and makes grants under, the Company’s equity incentive plans. The Committee meets at least quarterly.

Executive Compensation

The decisions made regarding senior executive compensation, including NEO compensation, are based primarily upon the Committee’s assessment of each executive’s leadership and operational performance, and his or her potential to contribute to the long-term success and sound operation of the Company and to enhance long-term shareholder value. While the Committee establishes objective performance measures, such as those under the cash bonus incentive plan, it primarily makes subjective assessments of each individual’s performance, rather than solely utilizing rigid formulas or short-term changes in business performance, to determine the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance sustaining and enhancing long-term shareholder value. Key factors affecting the Committee’s subjective assessment of performance include the executive’s performance compared to the financial, operational, and strategic goals established by the Board of Directors at the beginning of each fiscal year; contribution to the Company’s financial  results, particularly with respect to key metrics such as asset growth, disciplined investment; and organizational excellence to increase shareholder value. Additionally, the Committee assesses each executive’s presence in and commitment to the community.

Role of Executive Officers.  Although the Committee is ultimately responsible for designing our executive compensation program, input from the Company’s President and Chief Executive Officer (“CEO”) is critical in ensuring the Committee has appropriate information to make informed decisions. In particular, the CEO attends committee meetings to present data and analysis and to formulate recommendations regarding compensation for executive officers, benefit plans, and promotions. The CEO does not attend portions of Committee meetings during which the performance of the CEO is being evaluated or the compensation of the CEO is being determined.

Role of Compensation Consultant. Periodically, the Committee engages a compensation consultant to review the Company’s compensation programs and provide recommendations. During 2022, the Committee retained McLagan to complete an analysis on the Company’s salary, short-term and long-term incentive spend against peer bank information.

The Committee considered the independence of McLagan in light of SEC rules and New York Stock Exchange corporate governance listing standards, and received a report from McLagan addressing the independence of the firm and its consultants, which included the following factors: (1) that no other services were provided to the Company; (2) fees paid by the Company as a percentage of the firm’s total revenue; (3) policies or procedures maintained by the firm that are designed to prevent a conflict of interest; (4) that there were no business or personal relationships between the firm and its consultants and any member of the Committee; (5) any company stock owned by the firm and its consultants; and (6) that there were no business or personal relationships between the Company’s executive officers and the firm and its consultants. The Committee discussed these considerations and concluded that the work performed by McLagan and its consultants involved in the engagement did not raise any conflict of interest and concluded that they were independent Compensation Committee consultants.

Executive Compensation

Benchmark Analysis. The base salaries, short-term and long-term incentives provided to the NEOs are compared to a “benchmark” established using relevant industry compensation surveys and compensation information derived from proxy statements filed by other publicly held companies in the financial services industry. The Committee considers the compensation data and financial performance of the financial institutions included in those surveys and filings. For this analysis, the Committee also considers data from its proxy peer group. The 2022 Proxy Peer Group was compiled after the Committee reviewed the recommendations by the compensation consultant in 2020. The Committee concluded to include financial institutions with assets ranging from approximately 50% to 200% of the Company’s asset size, with return on assets, return on average equity and earnings per share similar to or better than the Company’s. The Committee also strived to include peers that had a comparable customer composition and geography. Based upon the Committee’s review and discussion, the 2022 Proxy Peer Group consists of 22 companies with no changes from 2021 or 2020. 10 peers were included in the proxy peer group used since 2017 and 12 peers were added in 2020. The 2022 Proxy Peer Group is as follows:

1st Constitutional Bancorp	FNCB Bancorp, Inc.	Orrstown Financial Services

Chemung Financial Corp.	Greene County Bancorp, Inc.	QNB Corp.

ChoiceOne Financial Services	LCNB Corp.	People Financial Services

Cordorus Valley Bancorp, Inc.	Level One Bancorp, Inc.	Pioneer Bancorp

Enterprise Bancorp, Inc.	Macatawa Bank Corp.	Unity Bancorp, Inc.
	Mid Penn Bancorp, Inc.	Western New England Bancorp
Farmers & Merchants Bancorp

Farmers National Banc. Corp.	NorthWest Indiana Bancorp

First Savings Financial Group	Old Second Bancorp, Inc.

The Committee also reviewed industry compensation data published by McLagan, by both asset size and geographic region. While the 2022 Proxy Peer Group reflected financial institutions that are the most similarly situated to the Company, the Committee believes that it is useful to examine the “best practices” of a broader group of companies, and that multiple sources of compensation data assist the Company in designing pay programs that are both contemporary and relevant. The McLagan compensation survey report for 2022 consisted of thirty (30) financial institutions in economic regions in the United States similar to the Company’s and also segregated by asset size between $1 billion to $3 billion.

Separate from the NEO base salary benchmark analysis, the Committee engaged McLagan to analyze the Company’s salary, short-term and long-term incentive spend against peer bank information. The analysis concluded that when the Company paid short-term incentives at the target level, total compensation, meaning the sum of salary, short-term and long-term incentives, were slightly above the 50th percentile when compared to a peer group of other financial institutions in similar asset size as the Company that averaged approximately 89 banks over a five-year period from 2017 to 2021.  When the Company paid short-term incentives at the stretch level, total compensation came in at an average of the 75th percentile for the same peer group used during the same period indicating the incentive to be substantial in comparison to peers.  This information influenced the Committee to reward its Executive Officers at 70% of previously reported short term incentive levels for 2022.

Executive Compensation

Compensation Recovery Policy. The Company’s Incentive Plan Clawback Policy provides for the recovery of performance-based compensation paid to certain senior executives of the Company, including the NEOs, in the event of a restatement of the Company’s consolidated financial statements. The policy applies to performance-based compensation paid during the three-year period prior to the correction of an accounting error, where the amount of such compensation paid to the executive was increased based on erroneous financial statements, and the executive engaged in fraud or illegal conduct which materially contributed to the need for the restatement. The Company’s short-term and long-term incentive plans are subject to recovery pursuant to the Company’s Incentive Plan Clawback Policy.  The Committee will revisit this policy, and revise it as necessary, when the NYSE American finalizes and adopts their corporate governance listing standards.

Elements of Executive Total Compensation. The following discussion describes the key elements of the Company’s NEO compensation program and the actions taken with respect to each element for 2022. The Committee reviewed the various elements of executive compensation provided by the Company during 2022 with a view toward aligning executive interests with those of the Company’s shareholders and the long-term interests of the Company. The Committee determines the allocation of compensation among base salary, and short-term and long-term incentives by reviewing data from the Company’s Proxy Peer Group (described above), as well as using salary surveys and review of industry trends. The elements of the Company’s NEO compensation program include the following:

Compensation Element	Description or Purpose	Fixed/ Performance-Based	Short-Long-Term

Base Salary	Attract and retain executives	Fixed	Short-Term

Annual Cash Incentives	Drive performance achievement and create shareholder value	Performance-Based	Short-Term

Equity Incentives	Aligns interests with shareholders and serves as a retention tool through multi-year vesting	Performance-Based	Long-Term

Benefits	Supplemental Retirement and Defined Contribution Plan	Fixed	Long-Term

Other Compensation	Retirement plans and health and welfare benefits on the same basis as other employees. Limited perquisites.	Fixed	Short- and Long- Term

1.      Base Salary. Base salary is determined by individual factors, such as the employee’s role in the organization, scope and complexity of responsibility of the position, the market value of his or her job, the level of an individual’s expertise in the role and his or her performance in the position, as well as Company performance factors, such as Company financial performance, including earnings per share and growth in net income. Annual individual performance is measured for the CEO through a formal annual review by the Chairman of the Board of Directors and the Chairman of the Human Resource and Compensation Committee.  Their review and recommendations are then shared and discussed with the full board (absent the CEO) prior to making a final determination. For other NEOs, individual performance is reviewed monthly with the CEO. During these monthly meetings, any performance concerns are shared with the executive, and corrective measures (if needed) are outlined. Based on these monthly meetings and the CEO’s evaluation of each individual’s performance, the CEO makes recommendations to the Committee regarding annual adjustments to base salary for each of the other NEOs. In determining base salary, the Committee also considers the level of achievement of corporate strategic and operational objectives established by the Committee as described above under “Compensation Discussion and Analysis – Role of the Human Resource and Compensation Committee.” The Committee also utilizes the compensation surveys and the Proxy Peer Group data as sources of information in determining base salary for Messrs. Nasca and Connerton. The Committee generally targets the 50th to the 75th percentile of the Proxy Peer Group for the base salary of Messrs. Nasca and Connerton.  The base salary of Mr. Whitehouse is compared to data from the salary surveys, but not to Proxy Peer Group data due to a lack of comparable data for his position. As a result, Mr. Whitehouse’s compensation is generally determined based upon individual performance as compared to annual goals, including the achievement of corporate strategic and operational objectives. For Messrs. Nasca and Connerton, the Committee uses the survey

Executive Compensation

and peer group data as a point of reference and comparison only, for purposes of establishing certain target percentiles, but does not use the data to set a specific level of compensation to be achieved.

For 2022, the Committee approved the following base salary for the NEOs:

Name	2022 Salary	2021 Salary	% Change

David J. Nasca	$566,500	$550,000	3.0%

John B. Connerton	$266,590	$258,825	3.0%

Aaron M. Whitehouse	$215,000	$211,627	1.6%

Mr. Nasca’s salary increase was in relation to his contributions in delivering on the goals of the Strategic Plan, financial performance of the Company, and appropriate scaling of the business for continued growth. Mr. Connerton’s salary was increased in recognition of his balance sheet management and overall financial leadership performance. Mr. Whitehouse’s salary was increased modestly due to a salary increase in September 2021 and to recognize his effective leadership of the Company’s commercial and personal insurance division. The 2022 base salary for Messrs. Nasca, Connerton and Whitehouse was 110%, 103% and 88%, respectively, of the weighted average base salary at the 50th percentile, as reported in the 2022 compensation surveys and 2022 Proxy Peer Group data utilized by the Committee as described above.

2.Annual Cash Incentive Compensation. The Company’s Excels Performance Incentive Plan (“the Company’s Excels Plan”) is a short-term (annual) cash incentive compensation plan intended to reward performance of officers of the Bank, including the NEOs. The plan is designed to motivate employees to attain desired objectives and to encourage teamwork and collaboration while aligning compensation with overall Company performance. The plan is a key element of the total compensation provided to the NEOs and allows the Company to remain competitive with the market by providing an opportunity for the NEOs to receive significant cash incentives. The design of the plan is intended to ensure that benefits paid to NEOs and other officers are in alignment with both the Company’s strategic plan and the achievement of individual performance goals. The award opportunities are linked to specific target and range of performance results for multiple performance measures and are calculated as a percentage of base salary in effect on the last day of the calendar during the relevant performance period, which runs from January 1st to December 31st. The Company typically makes payments in February of the year immediately following the end of the annual performance period. The following table illustrates the cash incentive opportunity for 2022 that would be payable to each of our NEOs if all individual goals were met at the specified level of performance (assuming no Committee discretionary override).

	Annual Cash Incentive as a % of Base Salary

NEO	Threshold	Target	Stretch

David J. Nasca	13.13%	26.25%	39.38%

John B. Connerton	10.50%	21.00%	31.50%

Aaron M. Whitehouse	10.50%	21.00%	31.50%

The Committee determined these percentages by reviewing proxy peer group and compensation survey data and by aligning incentive levels with the goals of the Company’s Strategic Plan.

Executive Compensation

For 2022, the Committee utilized the Company’s annual adjusted net income, on a consolidated basis, as the performance metric for determining the Company’s performance under the Evans Excels Plan for Messrs. Nasca and Connerton. The Committee selected adjusted net income as a performance metric since the Committee believes it provides a reasonable balance between shareholder value and appropriate employee motivation and reward. Adjusted net income is a non-GAAP financial measure and is defined as net income (GAAP) as reported in the Company’s financial statements excluding the short-term cash incentive payment, which is calculated net of any tax impact associated with the short-term cash incentive payment. The goals set for 2022 and the actual results, as derived from GAAP net income, were as follows:

	Threshold	Target	Stretch	Actual

Net Income (GAAP)	$18,483,617	$19,253,768	$21,179,145	$22,389,309
Evans Excels Plan payments	1,597,318	2,983,741	4,295,225	3,677,065
Tax Effect	(415,303)	(775,773)	(1,116,759)	(956,037)
Adjusted Net Income	$19,665,632	$21,461,736	$24,357,611	$25,110,337

The Committee sets both Company and individual NEO goals each year in reviewing the Board-approved four-year Strategic Plan and aligns Board-approved business targets and associated desired metric results within the calendar year. The Company performance goals for each fiscal year are set in the fourth quarter of the year prior to the annual performance period, and individual performance goals are set in the first quarter of the relevant annual performance period.

The individual performance measures established by the Committee are a combination of financial and operational goals derived from the Company’s Strategic Plan objectives. Each corporate and individual performance measure receives a weighting, which represents its relative importance to the achievement of the particular goals in the Company’s Strategic Plan, and the NEO’s ability to influence these goals. For each individual performance measure, the Committee establishes a “target”, “threshold” and “stretch” standard.

Executive Compensation

The table below shows the performance measures and relative weightings of the various performance measures utilized for each NEO for 2022. A performance measure requiring an NEO to deliver on a specified Strategic Plan goal will be broken down into several specific goals/action items, and whether the NEO achieves that goal at threshold, target or stretch level (or not at all) will be determined by the Committee based on the extent to which the NEO achieved meaningful results toward those specific goals/action items. Under the terms of the Evans Excels Plan, an individual must be employed by the Company on the payment date to receive payment thereunder.

NEO	Performance Measure	Weight	2022 Performance Rating

	Adjusted Net Income	40%	Achieved at Stretch
	Leadership & Development	20%	Achieved at Target
	Inclusion, Diversity, Equity & Awareness	15%	Achieved at Target
	Strategic Plan Execution	15%	Achieved at Stretch
	Business Cultivation, Investor Relations, Strategic Partnerships	10%	Achieved at Stretch

	Adjusted Net Income	30%	Achieved at Stretch
	Strategy & Operational Effectiveness	15%	Achieved at Stretch
	CECL Preparation	20%	Achieved at Stretch
	Inclusion, Diversity, Equity & Awareness	10%	Achieved at Target
	Treasury Management	15%	Achieved at Target
	Leadership, Execution, Talent Development, Succession Planning, Personal Professional Development	10%	Achieved at Stretch

	Insurance Revenue Growth	35%	Achieved at Target
	New Insurance Revenue	20%	Achieved at Stretch
	Strategic Direction	25%	Achieved at Stretch
	Inclusion, Diversity, Equity & Awareness	10%	Achieved at Target
	Leadership, Execution, Talent Development, Succession Planning, Personal Professional Development, Cross Sell	10%	Achieved at Target

As the table above illustrates, the Company achieved stretch level of adjusted net income due to commercial loan originations, net interest income benefiting from federal fund rate increases,  and expense management including cost of funds.

Executive Compensation

The Evans Excel Plan allows the Committee to eliminate, adjust or grant an NEO’s incentive payout regardless of the individual or Company performance; however, such discretionary authority is exercised only in unusual circumstances as warranted.

The total short-term incentive achievement level for each NEO in the 2022 plan year is listed in the table below:

NEO	Total Short Term Incentive Award as Percentage of Base Salary

David J. Nasca	34.78%

John B. Connerton	28.88%

Aaron M. Whitehouse	25.73%

The amounts paid under the plan to each NEO for 2022 are set forth in the Summary Compensation Table that follows this Compensation Discussion and Analysis.

3. Equity Incentives. The Company’s shareholder-approved 2019 Long-Term Equity Incentive Plan (the “2019 Equity Plan”) is designed to provide key employees with a reward opportunity that aligns the interests of the participants with those of the Company’s shareholders by focusing on our Company’s performance over a longer period of time. The types of awards granted under the 2019 Equity Plan include restricted stock units and restricted stock awards. The 2019 Equity Plan both links the size of awards granted to the NEOs to the past performance of the Company and ties the ultimate realizable value of those awards to the future value of the Company’s common stock, thereby aligning the NEOs’ interests with those of the Company’s shareholders, encouraging a balance between growth and prudent risk-taking.

In 2021, the Committee worked with a compensation consultation to develop a more consistent approach to granting equity on an annual basis and to adopt grant guidelines or a formal award structure to help provide a framework for annual decisions surrounding long term incentive (LTI) awards.  With a more formalized structure, the plan could improve alignment with the Company’s performance, enhance consistency with market practices and allow for efficiency and simplicity of administration.  The LTI plan incorporates both time- and performance- vest shares with the total award value split across two weighted categories at the time of grant for the NEO participants.  Each participant’s award value is defined as a percentage of salary through a tiered structure shown below.

-	Tier 1, CEO, Target Award Level % of Salary: 30%
-	Tier 2, Executive Vice President, Target Award Level % of Salary: 25%
-	Tier 3, Senior Vice President, Target Award Level % of Salary: 20%

The updated plan design did not require any changes to the 2019 Equity Plan document previously approved by shareholders.

The plan uses restricted stock units which have a retentive effect because they vest over a period of time, typically three years from the date of grant. Vesting of the outstanding restricted stock units may be accelerated under certain circumstances, such as the executive’s death, disability or retirement, or if an executive’s employment is terminated in connection with a change in control of our Company. Holders of restricted stock units do not receive dividends if and when dividends are paid on the Company’s common stock during the restrictive period, and do not have voting rights during the restriction period.

The Committee may also grant awards of stock appreciation rights, stock options and restricted stock awards under the equity incentive plan, but it has not historically granted stock appreciation rights and ended the practice of granting stock options and restricted stock awards to NEOs in 2022. Restricted stock awards remain an incentive program for high performing, non-executive leaders within the company.

The Committee believes that the Evans Excels Plan and 2019 Equity Plan together create an appropriate balance between short-term and long-term performance goals and encourage appropriate risk-taking.

Executive Compensation

The Committee exercises its discretion in determining when to grant equity incentive awards, as well as the size and nature of the awards. Equity awards are typically granted on an annual basis, during the first quarter of the fiscal year, for a forward-looking incentive program with performance and metric-based elements. But may under certain circumstances be granted at other times during the year, for example, in connection with a new hire or a change in position within the Company. Specifically, the Committee reviews the performance of the Company, the number of shares remaining available for issuance under the plan, the market price for the Company’s common stock, and forward looking performance goals.

The Committee awarded an equity grant to executive officers in March 2022. A target award opportunity was defined as a percentage of salary through a tiered structure based on title.  Formal forward-looking performance-based criteria was incorporated while also allowing for some discretion. Both time- and performance- vested shares were utilized with the total award value split across two weighted categories at the time of grant:

a)

50% Performance-Vested Units: Units are granted in March 2022 at target with equal weightings across two performance goals.  Units become earned and vested contingent on performance over the subsequent 3-year performance period (2022 – 2024).  Earned units can range from 0% to 150% of the number granted.

b)

50% Time-Vested Restricted Units: Units are discretionarily granted within a range around the defined target level and vest ratably, 33% per year over three years.  While the target level of equity is established for each individual, actual awards can range from 75% to 125% of target to modify the program at grant.

The grant utilizes two performance goals: Pre-Tax Pre-Provision Net Income (PTPPNI) and Return on Average Tangible Common Shareholders’ Equity (ROATCE).  PTPPNI is measured on an absolute basis which is relative to internal budgets or targets, while ROATCE is a relative goal which is a percentile ranking compared to the Company’s proxy peer group.

During 2022, the Committee approved the following equity awards (for more detail on the awards granted to the Company’s NEOs, see the “Summary Compensation Table” and “Grants of Plan-Based Awards” table below):

•Restricted Units – during 2022, a total of 14,173 shares of restricted units were granted to 8 employees, of which 6,967 were granted to our NEOs.

•Restricted Awards – during 2022, a total of 12,820 shares of restricted awards were granted to 24 employees, none of which were granted to our NEOs.

4.Supplemental Executive Retirement Plan (“SERP”). Mr. Nasca is the sole participant in the Evans Bank, N.A. Supplemental Executive Retirement Plan for Senior Executives (“Senior Executive SERP”), which increases his retirement benefit above amounts available under the Company’s tax-qualified and other pension programs. The Committee believes that this plan, and the level of benefit that is provided under this plan, is appropriate to promote retention and to recognize and reward long-term service to the Company. The Senior Executive SERP provides a benefit to Mr. Nasca of 35% of his base salary payable for a period of 15 years or the present value of which may be paid in a lump sum.  Mr. Nasca has elected a present value lump sum payment. There is a 10-year vesting period with respect to Mr. Nasca’s benefits payable under the Senior Executive SERP. The Senior Executive SERP is unfunded and is considered a non-qualified plan for tax purposes.

5.Executive Incentive Retirement Plan. The Company provides certain key executives with an additional non-qualified retirement plan, the “Executive Incentive Retirement Plan” (“EIRP”). The plan provides an annual contribution by the Company equal to 5% of the executive’s base salary at year end, which then earns interest at prime plus 100 basis points. Mr. Connerton is the only NEO participating in this plan. The EIRP is unfunded and is considered a non-qualified plan for tax purposes.

The Committee froze the EIRP to new participants and to new contributions as of December 31, 2019. Participants will continue to earn interest at prime plus 100 basis points until their benefit distribution upon vesting and separation from service with the Company occurs. A new EIRP was adopted, effective on January 1, 2020, and implements the same provisions as the original EIRP except for the following enhancements:

Executive Compensation

•Participant eligibility criteria was increased from a minimum total cash compensation of $100,000 annually to total cash compensation of $150,000.

•A third payout criteria was created. Specifically, the participant is entitled to receive a distribution under the new ERIP upon his or her separation from service after attaining 62 and completing at least 10 years of service with the Company.

•The new ERIP also requires a one year non-compete and non-solicitation for consistency with the current executive severance plan and change in control agreements.

"

Payments were adjusted from having both a single lump sum payout or a 15-year equal payment installment option to 2-to-15 year annual equal installments in order to provide the Company with a clawback opportunity in the event the participant fails to comply with the one year non-compete and non-solicitation covenants.

Mr. Connerton is the only NEO participating in the EIRP plan that has been effective since January 1, 2020.

6.Perquisites. The Company provides its NEOs with limited perquisites designed to assist the NEOs in being productive and which the Committee believes are reasonable, competitive and consistent with its overall executive compensation program. These perquisites, the aggregate cost of which is disclosed in the “Summary Compensation Table” below, generally include an auto allowance and club memberships, which the Committee believes are important to the NEOs’ development of business relationships, an activity critical to the long-term success of the Company, and long-term disability insurance. The Company believes that its perquisites allow the NEOs to carry out their duties more effectively.

Employment Agreement. The Company believes the use of clear and concise employment contracts can be an effective tool to attract and retain senior executives, as well as to protect proprietary information and customer relationships. However, in recent years and consistent with trends in corporate governance, the Committee has been limiting its use of executive employment contracts. Currently, Mr. Nasca is the only NEO covered by an employment contract. Mr. Nasca’s employment agreement is discussed under “Employment and Change in Control Agreements with our NEOs”.

Post-Termination Compensation. As referenced above, the Company has historically been a party to employment contracts with its NEOs which provide for certain severance payments, described below under “Potential Payments Upon Termination or Change-in-Control,” if the executive’s employment terminates under circumstances described in the employment contract. In addition, under the terms of the 2019 Long-Term Equity Incentive Plan, if there is a change in control of the Company, the executive may be entitled to full acceleration of his or her equity-based compensation upon the executive’s qualifying termination event thereafter, as described above under “Elements of Executive Total Compensation – Equity Incentives.” The Committee believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar severance protections for their executives. These arrangements may help incentivize the executive to remain with the Company and to assist in any potential change in control transaction, which provides security for the executive and stability for the Company. The Committee attempts to balance protection of its executives upon a change in control with protection of the Company’s interests by making accelerated vesting available upon a change in control only if the executive is involuntarily terminated or voluntarily resigns due to a job diminishment in connection with the change in control (a so-called “double-trigger”). Additionally, the Committee links severance payments to agreements by the executive not to compete with the Company, solicit the Company’s employees or customers, or disclose confidential information.

Mr. Nasca’s employment agreement provides for post-termination compensation, including in connection with a change in control. Furthermore, Mr. Connerton and Mr. Whitehouse are party to a rolling two-year change in control agreement with the Company. The change in control agreement provides a double-trigger benefit. The change in control agreement is described below under “Employment and Change in Control Agreements with our NEOs.”

For further information on the potential payouts under these arrangements, see “Potential Payments Upon Termination or Change-in-Control” below.

Executive Compensation

Executive Severance Plan. The Company’s Executive Severance Plan provides coverage and severance benefits to executive officers who are not covered under an employment contract or, as to a termination of employment in connection with a change in control, under a change in control agreement. Under the Executive Severance Plan, a participant (1) whose employment is involuntarily terminated by the Company for reasons other than for cause, as defined in the plan, (2) who is required to move employment more than 35 miles from his or her current place of employment, and who rejects the relocation and terminates employment, or (3) whose aggregate compensation is materially reduced, and who terminates employment, will be eligible for severance payments under the Executive Severance Plan. Under the plan, a participant eligible for benefits would receive 12 months of salary continuance plus the participant’s short-term incentive amount at the target level, pro-rated for the time during the year in which the participant was actively employed by the Company. The severance payments will be made over the 12-month period following termination in accordance with the Company’s regular payroll cycle. In addition, the Company will reimburse eligible participants for up to $5,000 in outplacement services during the 12-month period following termination (payable in a lump sum, in cash). Payments and benefits under the Executive Severance Plan are subject to the participant’s compliance with one-year non-competition and non-solicitation covenants, and an employee will cease to be a participant in this plan if severance benefits are triggered under an employment contract or change in control agreement.

Mr. Connerton and Mr. Whitehouse are participants in the Executive Severance Plan (unless a termination of employment occurs in connection with a change in control). Mr. Nasca, who has an employment contract providing for severance benefits, does not participate in this plan.

Tax and Accounting Considerations. Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017 (“TCJA”), generally denies publicly held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the principal executive officer, principal financial officer, and the three other highest paid executive officers during any taxable year of the corporation beginning after December 31, 2016. TCJA provides “grandfathered” treatment for certain compensation in excess of the $1 million deductibility limitation, including compensation that is “qualified performance-based compensation” within the meaning of Section 162(m) prior to the TCJA, if payable pursuant to a written binding contract in effect as of November 2, 2017 that is not modified in any material respect thereafter. The Committee has historically attempted to structure its compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of deductibility is considered by the Committee to be outweighed by the need for flexibility or attainment of other objectives. Since compensation objectives may not always be consistent with the requirements for tax deductibility, the Committee is prepared, when it deems appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m) of the Code.

Say On Pay. Proposal II provides the Company’s shareholders with the opportunity to cast a non-binding advisory vote on executive compensation. Shareholders are being asked to approve the compensation paid to the Company’s NEOs, as described in this proxy statement, including this “Compensation Discussion and Analysis” and the compensation tables and narrative discussions contained in this proxy statement under the caption “Executive Compensation”.

We attempt to maintain a regular dialogue with our major shareholders to discuss various corporate governance topics, including executive compensation that may be of interest to them. These discussions have provided useful guidance for the Committee as it reviews and adopts the various compensation policies and practices affecting our employees, including our NEOs. At our 2022 Annual Meeting of Shareholders, a substantial majority of our shareholders voted to approve the compensation paid to our NEOs, with 94% of the votes cast supporting the measure.

In reviewing the Company’s compensation programs and making decisions related to 2022 executive compensation, the Committee evaluated the results concerning the vote on the advisory resolution on executive compensation at that meeting. The Committee will continue to consider shareholder feedback when determining executive compensation.

Executive Compensation

Risk Assessment. The Committee believes that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In addition, the Committee believes that the mix and design of elements of the Company’s executive compensation program do not encourage management to assume excessive risks and is evidenced through the following:

"	Each of the incentive plans establish lines of authority and risk mitigation, and are supported by strong governance, including active oversight by the Committee and the Board of Directors.
"

Performance-based compensation paid to our executive officers is subject to a “clawback” policy, providing for the return of incentive compensation in the event of a restatement of our financial statements involving fraud or illegal conduct.

"	Equity grants through the 2019 Long-Term Equity Incentive Plan are subject to multi-year vesting and performance based elements to align interests with shareholders.
"	Our Insider Trading Policy prohibits our directors and executive officers, including NEOs, from engaging in any hedging or monetization transactions involving the Company’s securities.

Summary Compensation Table. The following table sets forth the compensation of the Company’s NEOs for the fiscal years ended December 31, 2022, 2021 and 2020. The NEOs identified in the table below are the Company’s Principal Executive Officer, Principal Financial Officer, and one other individual who was serving as an executive officer as of December 31, 2022 and met the applicable SEC reporting threshold.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total

David J. Nasca	2022	$563,327	$164,992	$-	$197,029	$306,674	$67,163	$1,299,185
President and CEO of the	2021	$550,000	$123,820	$41,262	$262,955	$-	$61,396	$1,039,433
Company and the Bank	2020	$545,192	$123,724	$41,273	$61,875	$167,910	$46,190	$986,164
(principal executive officer)

John B. Connerton	2022	$265,097	$64,696	$-	$76,991	$-	$46,626	$453,410
Treasurer of the	2021	$258,090	$48,434	$16,146	$116,471	$-	$48,237	$487,378
Company and Executive	2020	$252,693	$47,959	$15,963	$28,687	$10,004	$47,346	$402,652
Vice President and CFO of the
Bank (principal financial officer)

Aaron M. Whitehouse	2022	$214,358	$41,677	$-	$55,322	$-	$24,456	$335,813
SVP and President of TEA	2021	$209,463	$16,015	$5,304	$19,047	$-	$24,062	$273,891
	2020	$202,616	$31,377	$10,438	$17,514	$-	$20,297	$282,242

Executive Compensation

(1)Reflects the aggregate fair value of the awards at grant date as determined in accordance with FASB ASC Topic 718 for financial statement reporting purposes. For additional information as to the assumptions made in valuation, see Note 14 to the financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Amounts shown in the table do not necessarily correspond to the actual value that may be realized by the NEOs.

(2)See “Compensation Discussion and Analysis – Elements of Executive Total Compensation – Short-Term Cash Incentive Compensation” for additional detail.

(3)With respect to Mr. Nasca, includes the aggregate change in the accumulated benefits under the Bank’s Senior Executive SERP.

    With respect to Mr. Connerton, includes the aggregate change in the accumulated benefits under the Bank’s Defined Benefit Pension Plan. For 2022, the aggregate change in actuarial present value of accumulated benefits for Mr. Connerton was a decrease of $19,506. However, applicable SEC rules do not permit us to report a negative number in this column.

(4)For 2022, includes: 401(k) matching contributions of $18,300, $15,906, and $12,655 for Mr. Nasca, Mr. Connerton, and Mr. Whitehouse respectively; club dues for Mr. Nasca of $14,854; the Company’s contribution to the EIRP for Mr. Connerton of $14,904; the economic benefit of an endorsement split-dollar life insurance policy held by the Bank; dividends paid on unvested restricted stock awards; and auto allowances for Mr. Nasca, Mr. Connerton, and Mr. Whitehouse. Other than the items for which specified dollar amounts were provided, none of the items specified in this footnote (4) exceeded $10,000 for any individual NEO.

Grants of Plan-Based Awards. The following table reflects the terms of the compensation plan-based awards granted to Named Executive Officers in 2022.

Grants of Plan Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (per share) (2)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold	Target	Stretch

David J. Nasca	3/15/2022	$74,381	$148,706	$223,088	4,236	-	-	$164,992
					-	-	$-	$-
John B. Connerton	3/15/2022	$27,992	$55,984	$83,976	1,661	-	-	$64,696
					-	-	$-	$-
Aaron M. Whitehouse	3/15/2022	$22,576	$45,152	$67,728	1,070	-	-	$41,677
					-	-	$-	$-

(1)Values reflect possible payouts assuming both Company and individual performance at the specified levels under the Evans Excels Plan.

(2)No options were granted during 2022.

(3)Reflects full grant date fair value in accordance with FASB ASC Topic 718 of the stock granted. For additional information as to the assumptions made in valuation, see Note 14 to the financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The restricted stock units in 2022 were granted under the Company’s 2019 Long-Term Equity Incentive Plan. 16.5% of the restricted stock units will vest each year on the anniversary of the grant date; 50% of the restricted stock units will vest on the third anniversary of the grant date depending on company performance; both time and performance restricted stock units are subject to acceleration of vesting upon the individual’s death, disability, retirement, or involuntary termination in connection with a change in control. The awards shown in the table above will be fully vested in 2025. No dividends are paid on unvested stock units when and as declared by the Board of Directors.

Employment and Change in Control Agreements with our NEOs

Mr. Nasca is the only NEO with an employment contract. Both Mr. Connerton and Mr. Whitehouse are employed on an “at will” basis, but are parties to a change in control agreement with the Company.

The material terms of Mr. Nasca’s employment contract are as follows:

David J. Nasca – Employment Agreement, by and among Mr. Nasca, the Company and the Bank, pursuant to which Mr. Nasca serves as the President and Chief Executive Officer of the Company and the Bank. On September 21, 2020, the Committee and Mr. Nasca agreed to a first amendment of Mr. Nasca’s Employment Agreement. With the first amendment, the terms of contract and non-renewal notice were updated. The sub-areas of payments upon an event of termination, disability, death or retirement; notice of termination, post-termination obligations, confidentiality, and source of payments and intended compliance were further clarified from the original agreement. The first amendment stated that Mr. Nasca’s employment period, under the first amendment, began on October 27, 2019 and will continue for a period of thirty-six (36) months, that is until October 27, 2022, unless Mr. Nasca and the Committee agree that the employment period shall end on an earlier date. Also, effective as of October 27, 2022, Mr. Nasca’s employment period will continue on October 27, 2022 for a period of one (1) year and renew daily so that at all times Mr. Nasca has a remaining one (1) year term, except in the case of a non-renewal notice, and the employment period would expire and the employment agreement would terminate on October 27, 2025, unless Mr. Nasca and the Committee agree that the employment period shall end on an earlier date.

Under the first amendment, there are two methods of a non-renewal notice. Under the first method, the Committee may give Mr. Nasca written notice of non-renewal of the employment period for one (1) year term beginning on October 27, 2022 whereby the employment period shall end on the date that is one (1) year after the date of the non-renewal notice. Under the second method, Mr. Nasca may give the Committee written notice of non-renewal of the employment period for one (1) year term beginning on October 27, 2022 whereby the employment period would end on the date that is one (1) year after the date of the non-renewal notice. Both non-renewal notice situations do not render Mr. Nasca eligible in any way for a severance agreement or payment that was clarified in the first amendment and explained below.

Mr. Nasca’s employment agreement provides for an initial base salary, which is adjusted annually by the Board of Directors of Evans Bank, N.A., provided, however, that Mr. Nasca’s annual salary may not be decreased. Mr. Nasca is entitled to participate in all Company and Bank cash and equity incentive programs made available to senior executives, as well as all employee benefit plans, programs, and arrangements for which he qualifies. He is entitled to five weeks paid vacation each year, plus five sick days and customary bank holidays. The Bank provides Mr. Nasca with a monthly automobile allowance of $750 and reimburses him for reasonable club dues and certain other expenses he incurs in the performance of his duties under the agreement.

Within the first amendment, payments to Mr. Nasca upon an event of termination were clarified as stated below:

•Effective through and including October 27, 2022, by the Company or the Bank without “cause” or by Mr. Nasca for “good reason,” or under certain circumstances within two years following a “change in control” of the Company or in the event of his subsequent death, he (or his beneficiaries or estate) will be paid three times the sum of the highest base salary paid to him at any time under the employment agreement plus the average annual non-equity incentive bonus paid to Mr. Nasca in the three years prior to termination. The Company will also continue to provide amounts or benefits payable under applicable benefit plans for 36 months. Mr. Nasca’s change in control benefits may be reduced by the minimum amount necessary to avoid penalties under Section 280G of the Internal Revenue Code;

•If an Event of Termination occurs after October 27, 2022, by the Company or the Bank without “cause” or by Mr. Nasca for “good reason”, he will be paid the sum of the highest base salary paid to him at any time under the employment agreement and the average annual non-equity incentive bonus paid to Mr. Nasca in the three years prior to termination. If the event of termination is made in connection with an involuntary termination of employment or voluntary resignation for “good reason” within two years after a change of control under certain conditions, then Mr. Nasca is paid two times the sum of the highest annual rate of base salary paid to him at anytime under the agreement and the average annual incentive bonus paid to him during the three completed calendar years preceding the event of termination with such payment conditioned upon Mr. Nasca signing a general release acceptable to the Company. The Company will also continue to provide amounts or benefits payable under applicable benefit plans for 12 months.

Executive Compensation

•Termination because of “disability,” (i) Mr. Nasca will be entitled to participate in the short- and long-term disability plans and benefits offered by the Bank to senior executives, including long-term disability income replacement benefits and supplemental retirement benefits under a long-term disability program; and (ii) the Bank will continue to provide Mr. Nasca with certain life and medical insurance benefits under the same cost-sharing arrangement as in effect for active employees until Mr. Nasca’s (A) full-time employment by another employer, (B) attaining age 65, or (C) death.

•Termination by the Company or the Bank for “cause” or by Mr. Nasca other than for “good reason,” Mr. Nasca will not be entitled to payment of any amounts or benefits, other than that portion of his annual salary accrued through the date of termination and any accrued and unpaid vacation.

•An “event of termination” does not mean non-renewal of the employment agreement by the Committee or Mr. Nasca.

The Company’s or the Bank’s obligation to make such payments to Mr. Nasca are conditioned upon this compliance with his obligations of confidentiality, non-competition and non-solicitation set forth in the employment agreement.

John Connerton and Aaron Whitehouse – Change in Control Agreements. The Company entered into a two-year change in control agreement with each of Mr. Connerton and Mr. Whitehouse. The agreements provide that in the event of a change in control during the term of the agreement, followed by the executive’s termination without cause or voluntary termination for good reason, he would be entitled to: (1) a cash lump sum payment equal to two times the highest rate of gross base salary earned during the prior 12 months; and (2) continued life insurance and non-taxable medical and dental coverage (under the same cost sharing arrangement) substantially comparable to the coverage maintained by the Bank for the person as of his date of termination for 24 months thereafter.

Potential Payments Upon Termination or Change-in-Control. The following table shows the potential incremental value transfer to each NEO under various termination or change-in-control scenarios as of December 30, 2022, the last business day of fiscal 2022. Unvested, unexercised stock options and unvested restricted stock awards are valued at the closing market price of the Company’s common stock on that date. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from the Company. The amounts shown in the following table do not take into account any reductions that may be required in order to avoid penalties under Section 280G of the Internal Revenue Code.

Event	David Nasca	John Connerton	Aaron Whitehouse

Retirement or Voluntary Termination Without "Good Reason" (1)	$2,066,226	$211,370	$-
Termination for "Cause" (1)	$2,066,226	$211,370	$-
Termination Without "Cause" or for "Good Reason" (2)(5)	$4,350,517	$533,944	$282,736
"Change in Control" Termination (3)(5)	$4,939,905	$1,035,589	$530,093
Death (4)(5)	$3,704,735	$925,004	$530,093
Disability (6)	$2,697,568	$502,409	$100,077

(1)With respect to Mr. Nasca, reflects Senior Executive SERP actuarial present value of accumulated benefit obligation as of 12/31/22.

  With respect to Mr. Connerton, reflects Defined Benefit Pension Plan (“Pension Plan”) actuarial present value of the accumulated benefit obligation as of 12/31/2022 and actuarial present value under the Executive Incentive Retirement Plan (“EIRP”) based on current vested benefit.

(2)With respect to Mr. Nasca, reflects (a) lump sum employment contract payout, (b) estimated value of healthcare benefits for 36 months, and (c) Senior Executive SERP actuarial present value of the accumulated benefit obligation as of 12/31/2022.

  With respect to Mr. Connerton, reflects (a) lump sum Executive Severance Plan payout, (b) Pension Plan actuarial present value of the accumulated benefit obligation as of 12/31/2022 and (c) EIRP actuarial present value of the accumulated benefit obligation as of 12/31/2022 based on current vested benefit.

  With respect to Mr. Whitehouse, reflects lump sum Executive Severance Plan payout.

(3)With respect to Mr. Nasca, reflects (a) lump sum employment contract payout, (b) estimated value of healthcare benefits for 36 months, (c) Senior Executive SERP actuarial calculated as the projected benefit obligation and (d) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

Executive Compensation

  With respect to Mr. Connerton, reflects (a) lump sum change in control agreement payout, (b) EIRP payout, including the present value of expected benefits through age 65, (c) Pension Plan actuarial present value of the accumulated benefit obligation as of 12/31/2022 and (d) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

  With respect to Mr. Whitehouse, (a) lump sum change in control agreement payout, (b) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

(4)With respect to Mr. Nasca, reflects (a) Executive Life Insurance Plan lump sum death benefit, (b) estimated value of healthcare benefits for 24 months, (c) Senior Executive SERP lump sum payout calculated as the accumulated benefit obligation, and (d) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

  With respect to Mr. Connerton, reflects (a) Executive Life Insurance Plan lump sum death benefit, (b) EIRP actuarial present value of the accumulated benefit obligation as of 12/31/2022 based on current vested benefit, (c) Pension Plan actuarial present value of the accumulated benefit obligation as of 12/31/2022 and (d) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

  With respect to Mr. Whitehouse, (a) Executive Life Insurance Plan lump sum death benefit, (b) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

(5)Payment may be postponed for a six month period to avoid application of Section 409A of the Internal Revenue Code.

(6)With respect to Mr. Nasca, reflects (a) estimated value of healthcare benefits for 24 months, (b) Senior Executive SERP lump sum payout calculated as the benefit obligation, and (c) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

  With respect to Mr. Connerton, reflects (a) EIRP actuarial present value of the accumulated benefit obligation as of 12/31/2022 based on current vested benefit, (b) Pension Plan actuarial present value of the accumulated benefit obligation as of 12/31/2022, and (c) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

  With respect to Mr. Whitehouse, reflects the value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

All post-termination payments under Mr. Nasca’s employment contract are linked to two-year confidentiality, non-competition and non-solicitation obligations. Payments under the change in control agreements with Mr. Connerton and Mr. Whitehouse are linked to one-year confidentiality, non-competition and non-solicitation obligations. The events that constitute “cause,” “good reason,” “disability” and “change in control” are described in the employment contract or change in control agreement with each NEO. Accelerated vesting of stock options, restricted stock awards and restricted stock units assumes the awards are not converted into comparable awards with respect to voting securities of the surviving or acquiring entity upon a change in control of the Company, in accordance with the terms of the 2019 Long-Term Equity Incentive Plan.

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End. The following table provides information about unexercised stock options and unvested restricted stock outstanding for the Named Executive Officers as of December 31, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (#) (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1) (2)	Market Value of Shares or Units of Stock that Have Not Vested (3)

David J. Nasca					4,236	$158,384
	1,321	3,969	$39.06	11/16/2031	2,378	88,913
	4,839	7,261	25.51	11/17/2030	2,910	108,805
	4,950	1,650	36.12	4/15/2029	688	25,724
	4,520	-	45.20	3/20/2028	-	-
	4,150	-	39.50	3/22/2027	-	-
	8,300	-	25.00	3/16/2026	-	-
	6,720	-	24.72	3/17/2025	-	-
	4,670	-	22.93	4/24/2024	-	-
	6,100	-	17.64	3/19/2023	-	-

John B. Connerton					1,661	$62,105
	517	1,553	$39.06	11/16/2031	930	34,773
	1,872	2,808	25.51	11/17/2030	1,128	42,176
	1,890	630	36.12	4/15/2029	263	9,834
	1,640	-	45.20	3/20/2028	-	-
	1,500	-	39.50	3/22/2027	-	-
	3,100	-	25.00	3/16/2026	-	-
	1,710	-	24.72	3/17/2025	-	-
	1,390	-	22.93	4/24/2024	-	-
	1,460	-	17.64	3/19/2023	-	-

Aaron M. Whitehouse					1,070	$40,007
	170	510	$39.06	11/16/2031	308	11,516
	1,224	1,836	25.51	11/17/2030	738	27,597

(1)	The unexercisable options with the following expiration dates and the related unvested restricted shares and units will vest as indicated below:

Expiration Date	Vesting Schedule
4/15/2029	100% each on April 15, 2023
11/17/2030	20% each on November 17, 2023, 2024 and 2025
11/16/2031	25% each on November 16, 2023, 2024 and 2025

(2)

Restricted units with no related option expiration date will vest 33% each on March 15, 2023, 2024, and 2025.  Restricted performance units with no related option expiration date will vest 100% on March 15, 2025.

(3)	The market value of stock awards was computed by multiplying the closing market price of the Company’s common stock on December 31, 2022 by the number of shares covered by the award.

Executive Compensation

Option Exercises and Stock Vested. The following table provides information about option exercises and the vesting of restricted stock during 2022 for the Named Executive Officers.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
David J.Nasca	10,380	$243,593	3,022	$115,834
John B. Connerton	-	$-	1,156	$44,298
Aaron M. Whitehouse	-	$-	348	$13,199

(1)Calculated by multiplying the closing market price of the Company’s common stock on the vesting date by the number of shares vested.

Pension Benefits. The following table sets forth the present value of the accumulated pension benefits for the Named Executive Officers as of fiscal year-end 2022.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year

David J. Nasca	Senior Executive SERP	16	$2,066,226	$ —

John B. Connerton	Defined Benefit Plan	19	$ 37,569	$ —

(1)The assumptions used to calculate the present value of accumulated benefits are set forth in Note 13 to the Consolidated Financial Statements of the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The following describes the material factors necessary to understand the pension benefits that are provided to the Named Executive Officers under the Bank’s defined benefit pension and supplemental executive retirement plans.

Defined Benefit Pension Plan (Frozen). The Bank maintains a tax-qualified defined benefit pension plan (the “Pension Plan”) for all eligible employees, including employees of its subsidiaries, and Mr. Connerton is the only NEO that is a participant in the Pension Plan. Effective January 31, 2008, the Pension Plan was frozen. All participants vested immediately in the Pension Plan at their then-present number of years of service, regardless of whether an employee had attained greater than five years of service on January 31, 2008. All benefits that eligible participants accrued in the Pension Plan prior to January 31, 2008 will be retained, but no additional benefits have accrued under the Pension Plan since that date. Employees will be eligible to receive accrued benefits at normal retirement age.

Upon retirement at age 65, vested participants are entitled to receive a monthly benefit. The following table indicates the annual retirement benefit that would be payable under the Pension Plan, upon retirement at age 65 in fiscal year 2022, expressed in the form of a single life annuity for the average annual earnings and years of credited service. The benefits listed below are not subject to deduction for Social Security or other offset amounts.

	Years of Service at Normal Retirement

Final Average Compensation	10	20	30	40

$30,000	$3,000	$6,000	$9,000	$9,000

$50,000	$5,000	$10,000	$15,000	$15,000

$100,000	$10,000	$20,000	$30,000	$30,000

$150,000	$15,000	$30,000	$45,000	$45,000

$220,000	$22,000	$44,000	$66,000	$66,000

Executive Compensation

Pension Benefit Formula: 1% of compensation times years of service, subject to a maximum of 30 years of service.

A participant is eligible for early retirement under the Pension Plan if the participant retires before normal retirement age but after attaining age 59 and completing 5 years of service. An early retirement benefit is reduced 1/15th per year for each year that the benefit commences prior to normal retirement age. Mr. Connerton (age 56) is not eligible for early retirement.

Benefits under the Pension Plan are funded by an irrevocable, tax-exempt trust. The Pension Plan benefits of all participants, including those benefits of NEOs, are payable from the assets held by the tax-exempt trust.

Supplemental Executive Retirement Plan. Mr. Nasca is the only participant in the Senior Executive SERP. The Senior Executive SERP is available to senior executives deemed eligible by the Committee in its sole discretion. A participant is generally entitled to receive a benefit under the Senior Executive SERP upon a termination of employment, other than for “cause,” after the participant has completed 10 full calendar years of service with the Bank. No benefit is payable under the Senior Executive SERP if the participant’s employment is terminated for “cause” or if the participant voluntarily terminates before completing 10 full calendar years of service with the Bank.  In addition, the payment of benefits under the Senior Executive SERP is conditioned upon certain agreements of the participant related to confidentiality, cooperation, non-competition, and non-solicitation. A participant will be entitled to a retirement benefit under the Senior Executive SERP if his or her employment with the Bank terminates other than for “cause” on or after the date the participant attains age 65. The “accrued benefit” is based on a percentage of the participant’s final average earnings (defined as salary and annual short-term cash incentive bonus, including the amount of any salary deferrals into the Company’s 401(k) and employee benefit plans), which is determined based upon the participant’s total annual compensation over the highest consecutive five calendar years of the participant’s employment with the Bank, accrued over the participant’s “required benefit service”. Mr. Nasca’s benefit percentage is 35% and his required benefit service is 15 years. Mr. Nasca is currently eligible for a retirement benefit under the Senior Executive SERP.

Upon a participant’s death while employed by the Bank, the participant’s designated beneficiary will be entitled to a cash lump sum equal to the present value of the participant’s “accrued benefit”, without any reduction for early retirement. If a participant’s employment with the Bank terminates by reason of “disability”, the participant is entitled to a benefit to be calculated as if he or she had attained age 65 immediately before the disability and assuming his or her base salary had increased 3% each calendar year, then discounted to the lump sum present value as of the date of disability, and paid as a cash lump sum. If a participant’s employment is terminated without “cause” or the participant terminates with “good reason” (as defined in Internal Revenue Code Section 409A) within 24 months following a “change in control”, the participant is entitled to a benefit to be calculated as if he or she had attained age 65 immediately before termination and assuming his or her base salary had increased 3% each calendar year, then discounted to the lump sum present value and paid as a cash lump sum.

Executive Life Insurance Plan. The Company provides an endorsement split-dollar benefit to certain officers and directors in connection with bank-owned life insurance maintained by the Bank. This benefit does not carry into retirement. The benefit for all non-employee directors is in the amount of $200,000. The amount of the benefit for NEOs is 2.0 times base salary. For 2022, the amount of the benefits for each of Messrs. Nasca, Connerton and Whitehouse was $1,130,000, $530,000 and $430,000, respectively. The participant annually pays income tax on the imputed value of annual term life insurance premiums.

Employee Savings Plan. The Bank also maintains a tax-qualified 401(k) salary deferral plan to assist employees, including employees of its subsidiaries, in saving for retirement. All employees are eligible to participate on the first of the month following 30 days of employment. Eligible employees can contribute up to the maximum amount allowable under the Internal Revenue Code.

For 2022, all employees, including the NEOs, received a 100% match from the Company on contributions up to 6% of base salary. Employees are fully vested in these employer contributions after six years of service. Matching contributions credited to the accounts of NEOs are included in the “Summary Compensation Table,” above, under “All Other Compensation.”

Individual account earnings will depend on the performance of the particular funds in which the participant invests. Specific guidelines govern adjustments to contribution levels, investment decisions and withdrawals from the plan. The benefit is paid as an annuity unless the employee elects one of the optional forms of payment available under the plan.

 Executive Compensation

Non-Qualified Deferred Compensation. The following table sets forth information for the Company’s Non-Qualified Deferred Compensation Plan for fiscal 2022:

Name	Executive Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End

John B. Connerton	$ —	$260	$ —	$6,389

The Company does not make contributions to the Non-Qualified Deferred Compensation Plan. The amount reported in the “Aggregate Balance at Last Fiscal Year End” column of this table for Mr. Connerton is reported as compensation in the Company’s Summary Compensation Table for previous fiscal year. Mr. Connerton did not contribute to this plan in fiscal 2022. Messrs. Nasca and Whitehouse do not participate in the Non-Qualified Deferred Compensation Plan.

The Deferred Compensation Plan allows NEOs to elect to defer 1% to 100% of their base salary until retirement or termination of service. Amounts deferred under the Deferred Compensation Plan are credited with interest at the prevailing prime rate, plus 100 basis points.

NEOs are immediately 100% vested in their account balance under the Non-Qualified Deferred Compensation Plan, including credited interest. NEOs may choose from a 5, 10 or 15 year payment plan or lump sum payment option. In 2016, the Non-Qualified Deferred Compensation Plan was frozen to all new entrants. Mr. Connerton, who was a participant in the Non-Qualified Deferred Compensation Plan when it was frozen to new entrants, is permitted to continue his participation in the plan, and Mr. Nasca is eligible to participate in the plan but has not elected a deferral. Mr. Whitehouse, nor any future NEOs, will be eligible to participate in this plan.

CEO Pay Ratio. The “CEO pay ratio”, which shows the relationship between the annual total compensation paid to our CEO and the annual total compensation paid to our median employee, may provide an additional insight to the Company’s compensation practices.  As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation our CEO:

•The median annual total compensation of all employees of the Company and its subsidiaries (other than the CEO) was $66,152.

•The annual total compensation of the CEO (as reported in the Summary Compensation Table included in this Proxy Statement) was $1,299,185.

•Based on this information, for 2022 the CEO’s annual total compensation was 20 times that of the median of the annual total compensation of all of our employees.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.To identify the “median employee” (ME) from our employee population, we analyzed the entire employee population other than the CEO. We determined that, as of December 31, 2022, our employee population consisted of 463 individuals, with all of these individuals located in the United States.

2.All full time, part time, seasonal and temporary workers who worked at least seven days in 2022 and who started on or before December 1, 2022 were included. The employee population we analyzed included all employees of the Company and all of its consolidated subsidiaries. We analyzed the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2022. In making this determination, we annualized the compensation of full-time, part-time, seasonal and temporary employees who were hired in 2022 but did not work for us for the entire fiscal year.

Executive Compensation

3.We then calculated the ME’s total compensation for 2022. The ME’s 2022 total compensation included the same components as the 2022 total compensation for our CEO as reported in the “Total” column of the Summary Compensation Table (SCT) included in this Proxy Statement, such as base salary, overtime, annual bonus, referral bonuses, stock award/options, 401(k) matching contributions, and any increase in value of defined benefit pension plans.

4.The annual total compensation of our CEO used for purposes of calculating the ratio was the amount reported in the “Total” column of the SCT.

5.The ratio of the CEO’s compensation to the median compensation of all employees other than the CEO was determined by comparing the CEO’s 2022 total compensation to the ME’s 2022 total compensation.

Executive Compensation

Pay Versus Performance Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return ($)(4)	Net Income ($)
2022	1,299,185	1,248,286	394,612	379,794	145	22,389,309
2021	1,039,433	1,246,831	380,635	438,829	151	24,042,711

(1)

The dollar amounts reported are the total compensation reported for our President and CEO, Mr. Nasca, in the Summary Compensation Table for fiscal years 2022 and 2021.  Mr. Nasca served as President and CEO for each of the years presented.

(2)

SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “compensation actually paid” as reported in the Pay Versus Performance Table.  “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules.  In general, “compensation actually paid” is calculated as Summary Compensation Table total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date).  The following table details these adjustments:

PEO	2022	2021
Summary Compensation Table Total	1,299,185	1,039,433
Subtract Amounts Reported under the "Stock Awards" column in the Summary Compensation Table	(164,992)	(123,820)
Subtract Amounts Reported under the "Option Awards" column in the Summary Compensation Table	-	(41,262)
Add Fair Value of Awards Granted during year that Remain Unvested as of Year-End	158,384	127,751
Add (Subtract) for Change in Fair Value from prior Year-End to current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End.	(23,840)	195,901
Add (Subtract) for Change in Fair Value from prior Year-End to current Year-end of Awards Granted Prior to Year that Vested during the Year.	(20,451)	48,828
Compensation Actually Paid	1,248,286	1,246,831

Other NEO's	2022	2021
Summary Compensation Table Total	394,612	380,635
Subtract Amounts Reported under the "Stock Awards" column in the Summary Compensation Table	(53,187)	(32,225)
Subtract Amounts Reported under the "Option Awards" column in the Summary Compensation Table	-	(10,725)
Add Fair Value of Awards Granted during year that Remain Unvested as of Year-End	51,056	33,248
Add (Subtract) for Change in Fair Value from prior Year-End to current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End.	(6,795)	55,643
Add (Subtract) for Change in Fair Value from prior Year-End to current Year-End of Awards Granted Prior to Year that Vested during the Year.	(5,892)	12,253
Compensation Actually Paid	379,794	438,829

(3)	The NEOs in the 2022 and 2021 reporting year are Messrs. Connerton and Whitehouse
(4)	TSR is determined based on the value of an initial fixed investment of $100.

Executive Compensation

Relationship Between Pay and Performance

As described in more detail in pages 40 to 64 of this Proxy Statement regarding the Company’s executive compensation program, the Company’s executive compensation program includes variable components in the form of annual incentive cash compensation based upon the Company’s profitability.  Compensation decisions at the Company are made independently of SEC disclosure requirements. While the Company utilizes several performance measures to align executive compensation with the Company’s performance, all of those measures are not presented in the “Pay Versus Performance Table.” Moreover, the Company generally seeks to incentivize long-term performance and, therefore, does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of SEC Regulation S-K) for a particular year.

Transactions with Related Persons

The Company’s written policies and procedures with respect to transactions with related persons require the review and approval or ratification by the Audit Committee for any transaction in which the Company will be a participant and any related person has or will have a material interest (direct or indirect), other than transactions involving less than $5,000 when aggregated with all similar transactions. Related persons include the Company’s directors, director nominees and executive officers and their immediate family members, as well as persons owning more than 5% of the Company’s common stock and any immediate family member of such shareholder.

Under the Company’s Related Person Transaction Policy, a related person transaction may be consummated or continue if the Audit Committee has approved or ratified the transaction in accordance with the following guidelines: in considering whether to approve or ratify related person transactions, the Audit Committee will take into account, among other factors, (i) whether the related person transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (ii) whether the related person transaction has been reviewed and approved by the Company’s subsidiary banking institution in accordance with Federal Reserve Regulation O and the process and procedure established by such subsidiary banking institution to ensure compliance with Regulation O; (iii) whether the related person transaction is approved by the disinterested members of the Board of Directors; and (iv) whether the related person transaction involves compensation approved by the Company’s Human Resource and Compensation Committee.

The Audit Committee meets annually with management to discuss and review related person transactions for the current calendar year and the two previous calendar years, including the proposed aggregate value of such transactions. After review and discussion, the Audit Committee will determine, based on the above guidelines, whether to approve or ratify each related person transaction, and at each subsequently scheduled meeting, management will update the Audit Committee, as necessary, as to any material change to previously approved related person transactions and any proposed related person transactions.

The Bank has had, and in the future expects to have, banking and fiduciary transactions with directors and executive officers of the Company and some of their affiliates. All such transactions have been in the ordinary course of business and on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unrelated third parties, and do not involve more than a normal risk of collectivity or present other unfavorable features.

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee has reviewed and discussed with the Company’s management and Crowe LLP, the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the 2022 fiscal year. The Audit Committee has also discussed with Crowe LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence, and has discussed with Crowe LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for its 2022 fiscal year for filing with the SEC.

Submitted by the Audit Committee,

Michael J. Rogers, Chairman

James E. Biddle, Jr.

Christina P. Orsi

Nora B. Sullivan

Lee C. Wortham

Independent Registered Public Accounting Firm

Crowe LLP served as the Company’s independent registered public accounting firm and conducted the audit of the Company’s consolidated financial statements for the year ending December 31, 2022. Representatives of Crowe LLP will be present at the Annual Meeting to respond to appropriate questions that may be raised, and they will have the opportunity to make a statement, if they so desire.

Fees Billed by Crowe LLP. The following table shows the fees that Crowe LLP billed the Company for audit and other services provided for fiscal years 2022 and 2021.   Audit fees consist of professional services rendered for the audit of the Company’s annual consolidated financial statements and internal control over financial reporting, review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q, and services that are normally provided by independent auditors in connection with statutory and regulatory filings, including SEC filings or engagements for fiscal years 2022 and 2021.

	2022	2021

Audit Fees	$486,000	$460,000

Audit-Related Fees	—	—

Tax Fees	—	—

All Other Fees	$4,252	—

Total	$490,252	$460,000

All fees listed in the table above were pre-approved by the Company’s Audit Committee under the pre-approval policy described below.

The Audit Committee’s pre-approval policy details the types of audit, audit-related, tax and other services that have the general pre-approval of the Audit Committee, and the cost limits for those services. Unless a type of service to be provided by the independent auditors has received general pre-approval, it requires specific pre-approval by the Audit Committee. Also, any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

Proposal II – Advisory Vote on the Compensation Paid to the Company’s Named Executive Officers

General

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, the Company is requesting shareholder approval of a non-binding advisory resolution approving the compensation paid to the executive officers named in the Summary Compensation Table included in this proxy statement (the NEOs) as disclosed pursuant to the SEC’s executive compensation disclosure rules, including the “Compensation Discussion and Analysis”, compensation tables and narrative discussion provided in this proxy statement under the caption “Executive Compensation,” above. At our 2019 Annual Meeting of Shareholders, our shareholders expressed a preference that the advisory “Say on Pay” vote take place on the annual basis recommended by our Board of Directors. This preference was subsequently adopted by our Board of Directors, and so we are again providing our shareholders with a “Say-on-Pay” vote this year.

The Board of Directors requests that shareholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Company believes that its compensation policies and procedures are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the Company’s shareholders, and motivating the executives to remain with the Company for long and productive careers. These policies and procedures are described above under the section “Executive Compensation”. The Human Resource and Compensation Committee of the Board of Directors, composed entirely of independent directors, in consultation with consultants from time to time, oversees the Company’s compensation programs and monitors policies to ensure that those policies are appropriate.

The Company urges shareholders to read the section entitled “Executive Compensation”, above, including the “Compensation Discussion and Analysis”, the 2022 Summary Compensation Table and related tables, and the narrative included within that section, which provide detailed information on the Company’s compensation policies and practices and the compensation of the Named Executive Officers.

Non-Binding Resolution

This advisory resolution, commonly referred to as a “Say-on-Pay” resolution, is not binding on the Company, the Board of Directors or the Human Resource and Compensation Committee of the Board of Directors, and may not be construed as overruling any decision made by the Board. However, the Board and the Human Resource and Compensation Committee will take the voting results into account when evaluating the Company’s executive compensation program and considering future compensation arrangements.

Required Vote

The affirmative vote of the holders of a majority of the votes cast is needed to approve the non-binding advisory resolution approving the compensation paid to the NEOs. Under New York law, abstentions and broker non-votes will have no effect on the outcome of the vote.

Unless otherwise directed, the persons named in the proxy card intend to vote shares as to which proxies are received FOR approval of the non-binding advisory resolution approving the compensation paid to the Named Executive Officers.

✔	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Proposal III – Ratification of the Appointment of Independent Registered Public Accounting
Firm

The Company is asking shareholders to ratify the appointment of Crowe LLP as our independent registered public accounting firm for our current fiscal year. Our 2023 fiscal year began on January 1, 2023 and will end on December 31, 2023. Although ratification is not legally required, the Company is submitting the appointment of Crowe LLP to our shareholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment, but may still engage Crowe LLP as our independent registered public accounting firm.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing Crowe LLP as our independent registered public accounting firm for fiscal 2023, the Audit Committee carefully considered the firm’s experience and qualifications.

Required Vote

The affirmative vote of the holders of a majority of the votes cast is needed to approve the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm. Under New York law, abstentions and broker non-votes will have no effect on the outcome of the vote.

Unless authority to so vote is withheld, the persons named in the proxy card intend to vote shares as to which proxies are received FOR ratification of the appointment of Crowe LLP as to the Company’s independent registered public accounting firm for fiscal 2023.

✔	THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023.

Other Matters

The cost of solicitation of proxies will be borne by the Company. Solicitation other than by mail may be made by directors, officers or by regular employees of the Company, who will receive no additional compensation therefor, by personal or telephone solicitation, the cost of which is expected to be nominal.

The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting, other than the election of directors, the advisory vote on the compensation paid to our NEOs, and the ratification of the appointment of Crowe LLP as the Company’s registered public accounting firm. However, if other matters do properly come before the Annual Meeting or any adjournments thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment. A proxy granted by a shareholder will give the Board of Directors discretionary authority to vote on any matters of which the Company was not notified at least 45 days before the date on which the Company mailed its proxy materials for the prior year’s Annual Meeting.

Shareholder Proposals for 2024

Annual Meeting of Shareholders

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Shareholders of the Company may submit proposals on matters appropriate for shareholder action at meetings of shareholders in accordance with Rule 14a-8(e) promulgated under the Exchange Act. For such proposals to be included in the Company’s proxy materials relating to its 2024 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than November 23, 2023. Such proposals should be delivered to the Secretary, Evans Bancorp, Inc., 6460 Main Street, Williamsville, New York 14221.

Requirements for Shareholder Nominations to be Brought Before the Annual Meeting. Shareholder nominations to the Board of Directors are governed by the procedures for director nominations by shareholders contained in the Company’s bylaws, as described under “Board of Director Committees – Corporate Governance and Nominating Committee.” Nominations made pursuant to the bylaws must be received by the Company no earlier than January 3, 2024 and no later than February 2, 2024.  Nominations should be delivered to the Secretary, Evans Bancorp, Inc., 6460 Main Street, Williamsville, New York 14221. This requirement is in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement for the 2024 Annual Meeting under Rule 14a-8(e).

Notice of Solicitation of Proxies. In accordance with Rule 14a-19 promulgated under the Exchange Act, a shareholder intending to engage in a director election contest with respect to the Company’s 2024 Annual Meeting of Shareholders must give the Company notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year’s annual meeting.  This deadline is March 4, 2024.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (without exhibits) is available free of charge at www.edocumentview.com/EVBN, at the SEC’s website (www.sec.gov) and at the Company’s website (https://evansbancorp.q4ir.com). The Annual Report on Form 10-K is also available, without charge, by writing or telephoning Michelle Baumgarden, Evans Bancorp, Inc., 6460 Main Street, Williamsville, NY 14221, (716) 926-2000.

By Order of the Board of Directors,

EVANS BANCORP, INC.

Michelle A. Baumgarden

Secretary

Williamsville, New York

March 22, 2023

EVANS ^te BANCORP INC. OODDDM ENDORSEMENTJ.INE SACKPACK pit MR A SAMPLE DESIGNATION (F ANY) ADO 1 ADO 2 ADO 3 ADO 4 ADO 5 ADO 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters - here's how to vote! You may vote online a by phone instead of mailing this card. 0$i0 03 Online Go to www.envisionrepoits.com/EVBN or scan the OR code - login details are located in the shaded bar below. Utiag t N*» pen, nur» your «th«ni « iho»n n tta M*. Please Oooot unte outs«* the aesqnat eU ores. Phone Call toll free 1-800-652-V0TE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/EVBN Annual Meeting Proxy Card (1234 5678 9012 345) ▼ IF VOTING BY MAIL. SIGN. DETACH ANO RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼Q Proposals - The Board of Directors recommends a vtrte FOR all the nominees listed and FOR Proposals 2 and 3. L Election of Director! tor a tore*-year term: 01 - David J. Hasca For □ WlthhoU □ 02 - David R. Pfalzgraf. Jr. For □ WithhoU □ 03 - Thomas H. Waring. Jr. For □ WRttfioH □ 04 • lee C. Wortham □ □ 2. Approval on an advisory basis, erf the compensation paid to our named executive o(tiers. For Against Abstain □ □ □ 3. Ratilication erf the appointment ot Crowe UP as Evans Bancorp. Inc/s independent registered pubic accounting firm tor fiscal year 2022. For Against Abstain □ □ □ 4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the Thirty-Fourth Annual Meeting ol Shareholders or any adjournment(s) thereof. Q Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below Please sign exactly as name<s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardan, a custodian, please give ful title. Date <mm/dd/yyyy> - Please print date below. Signature 1 - Please keep signature wntNn the box. Signature 2 - Please keep signature within the box. C 1234567890 JNT 4 2 AV 536287 S*CASA»*\.t(lHSA*fiA6 S£T IP 'O AOCCAUCO*t M0O4MMCIEKS1 m ASAWPtE ANO MR ASAWPl£ MO VH ASAMFU A**) V*< A SAWU ANO W ASAV**.e A*0 VH ASAMPli AMO m A SASFU ANO SP ASAUfLt AH)

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas.

☒

Annual Meeting Proxy Card

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, and 3.

1. Election of Directors:

Nominee	For	Withhold
01 - Michael A. Battle	☐	☐
02 - Jody L. Lomeo	☐	☐
03 - Nora B. Sullivan	☐	☐
04 - Dawn DePerrior	☐	☐
05 - Robert A. James	☐	☐

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

The 2022 Annual Meeting of Shareholders of Evans Bancorp, Inc. will be held on Tuesday, May 3, 2022 at 9:00 a.m. Eastern Time, virtually via the internet at meetncw.global/MTVRNTK. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/EVBN Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EVBN ▼ IF VOTING BY MAIL SIGN. DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼ © EVANS BANCORPinc Revocable Proxy - Evans Bancorp, Inc. PROXY FOR THE THIRTY-FOURTH ANNUAL MEETING OF SHAREHOLDERS Evans Bancorp, Inc. This Proxy is Solicited on Behalf of the Board of Directors of Evans Bancorp, Inc. The undersigned hereby appoints Kevin 0. Maroney and Kimberley A. Minkel as Proxies, each with the power to appoint his/her substitute and hereby authorizes either of them to represent and to vote all the shares of Common Stock of Evans Bancorp, Inc. held of record by the undersigned at the close of business on March 9,2022 at the Thirty-Fourth Annual Meeting of Shareholders to be held on May 3,2022, at meetnow.global/MTVRNTK, or any adjournments thereof, upon the matters listed on the reverse side hereof. Each of the Proxies is authorized to vote, in his discret ion, upon such other mattersas may properly come before the meeting or any adjournment thereof. This proxy, when properly executed, will be vote d in the manner directed herein by the undersigned shareholder. If no direction is giveri this proxy will be voted FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3; and with discretionary authority on such other matters as may properly come before the meeting or any adjournment thereof. Shareholders may revoke this proxy following the procedures described in the accompanying Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 25,2022, and a copy of the Evans Bancorp. Inc. Annual Report on Form I0-K for the fiscal year ended December 312021 The undersigned hereby revokes any proxy or proxies heretofore given with respect to the Annual Meeting. PI EASE MARK. DATE, SIGN AND RETURN THE PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE. Q Non-Voting Items Change of Address - Please print new address below.